                                                                       Exhibit 2

                               AGREEMENT OF MERGER

                           DATED AS OF MARCH 20, 1995

                                  BY AND AMONG

                                     KEYCORP

                              KEYCORP FINANCE INC.

                                       AND

                             AUTOFINANCE GROUP, INC.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                  RECITALS:                                  1

                                  ARTICLE I
                                  THE MERGER                                  2
   SECTION 1.1  Structure of the Merger.  . . .  . . . . . . . . . . . . . .  2
   SECTION 1.2  Conversion of Shares  . . . . .  . . . . . . . . . . . . . .  3
   SECTION 1.3  Termination Rights  . . . . . .  . . . . . . . . . . . . . .  5
   SECTION 1.4  Exchange of Certificates  . . .  . . . . . . . . . . . . . .  5
   SECTION 1.5  Dissenters' Rights  . . . . . .  . . . . . . . . . . . . . .  8
   SECTION 1.6  Distribution of Patlex Common Stock  . . . . . . . . . . . .  8
   SECTION 1.7  Closing of AFG's Transfer Books  . . . . . . . . . . . . . .  9
   SECTION 1.8  Employee and Director Stock Options  . . . . . . . . . . . .  9
   SECTION 1.9  Closing.  . . . . . . . . . . .  . . . . . . . . . . . . . . 10
   SECTION 1.10  Effective Time.  . . . . . . .  . . . . . . . . . . . . . . 11

                                   ARTICLE II
                CONDUCT OF AFG AND KEYCORP PENDING THE MERGER                12
   SECTION 2.1  Conduct of AFG's Business Prior to the Effective Time.  . .  12
   SECTION 2.2  Forbearance by AFG.   . . . . . . . . . . . . . . . . . . .  12
   SECTION 2.3  Forbearance by KeyCorp  . . . . . . . . . . . . . . . . . .  17

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF AFG                    17
   SECTION 3.1  Recitals True   . . . . . . . . . . . . . . . . . . . . . .  17
   SECTION 3.2  Capital Stock   . . . . . . . . . . . . . . . . . . . . . .  18
   SECTION 3.3  Authority   . . . . . . . . . . . . . . . . . . . . . . . .  19
   SECTION 3.4  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . .  20
   SECTION 3.5  Authorization   . . . . . . . . . . . . . . . . . . . . . .  20
   SECTION 3.6  No Breach; Consent Obtained   . . . . . . . . . . . . . . .  21
   SECTION 3.7  Reports   . . . . . . . . . . . . . . . . . . . . . . . . .  22
   SECTION 3.8  Financial Statements; Undisclosed Liabilities   . . . . . .  23
   SECTION 3.9  Absence of Certain Changes or Events  . . . . . . . . . . .  24
   SECTION 3.10  Taxes and Tax Returns  . . . . . . . . . . . . . . . . . .  24
   SECTION 3.11  Absence of Claims  . . . . . . . . . . . . . . . . . . . .  25
   SECTION 3.12  Absence of Regulatory Actions  . . . . . . . . . . . . . .  25
   SECTION 3.13  Agreements   . . . . . . . . . . . . . . . . . . . . . . .  26
   SECTION 3.14  Labor Matters  . . . . . . . . . . . . . . . . . . . . . .  27
   SECTION 3.15  Employee Benefit Plans   . . . . . . . . . . . . . . . . .  27
   SECTION 3.16  Properties and Other Assets  . . . . . . . . . . . . . . .  30
   SECTION 3.17  Knowledge As to Conditions   . . . . . . . . . . . . . . .  31
   SECTION 3.18  Compliance with Laws   . . . . . . . . . . . . . . . . . .  31
   SECTION 3.19  Fees   . . . . . . . . . . . . . . . . . . . . . . . . . .  31
   SECTION 3.20  Registration Statement   . . . . . . . . . . . . . . . . .  31
   SECTION 3.21  [Intentionally Deleted]  . . . . . . . . . . . . . . . . .  32
   SECTION 3.22  No Material Adverse Change   . . . . . . . . . . . . . . .  32
   SECTION 3.23  Anti-takeover Provisions Inapplicable  . . . . . . . . . .  32
   SECTION 3.24  Material Interests of Certain Persons  . . . . . . . . . .  33
   SECTION 3.25  Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  33
   SECTION 3.26  Voting and Affiliates Agreements   . . . . . . . . . . . .  33

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
                                                                           PAGE
                                                                           ----
   SECTION 3.27  GECC Agreement   . . . . . . . . . . . . . . . . . . . . .  33
   SECTION 3.28  Loan Servicing Activity  . . . . . . . . . . . . . . . . .  34
   SECTION 3.29  Compliance with Lending Regulations  . . . . . . . . . . .  34
   SECTION 3.30  Inquiries  . . . . . . . . . . . . . . . . . . . . . . . .  36
   SECTION 3.31  Representations  . . . . . . . . . . . . . . . . . . . . .  36
   SECTION 3.32  Advances   . . . . . . . . . . . . . . . . . . . . . . . .  36
   SECTION 3.33  Securitization Transactions  . . . . . . . . . . . . . . .  36
   SECTION 3.34  Accuracy of Information  . . . . . . . . . . . . . . . . .  38

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF KEYCORP AND KEYSUB            38
   SECTION 4.1  Recitals True   . . . . . . . . . . . . . . . . . . . . . .  38
   SECTION 4.2  Capital Stock of KeyCorp  . . . . . . . . . . . . . . . . .  38
   SECTION 4.3  Organization and Authority  . . . . . . . . . . . . . . . .  39
   SECTION 4.4  Authorization   . . . . . . . . . . . . . . . . . . . . . .  39
   SECTION 4.5  No Breaches; Consent Obtained   . . . . . . . . . . . . . .  40
   SECTION 4.6  Certain Statements, Reports and Documents . . . . . . . . .  41
   SECTION 4.7  No Material Adverse Change  . . . . . . . . . . . . . . . .  41
   SECTION 4.8  Compliance with Applicable Law  . . . . . . . . . . . . . .  41
   SECTION 4.9  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   SECTION 4.10  KeyCorp Common Stock   . . . . . . . . . . . . . . . . . .  42
   SECTION 4.11  Knowledge As to Conditions   . . . . . . . . . . . . . . .  42
   SECTION 4.12  Registration Statement   . . . . . . . . . . . . . . . . .  42

                                  ARTICLE V
                                  COVENANTS                                  43
   SECTION 5.1  Acquisition Proposals   . . . . . . . . . . . . . . . . . .  43
   SECTION 5.2  Employment and Benefit Matters.   . . . . . . . . . . . . .  44
   SECTION 5.3  Investigation and Confidentiality.  . . . . . . . . . . . .  44
   SECTION 5.4  Certain Filings, Consents and Arrangements.   . . . . . . .  45
   SECTION 5.5  State Anti-takeover Statutes.   . . . . . . . . . . . . . .  45
   SECTION 5.6  Indemnification.  . . . . . . . . . . . . . . . . . . . . .  46
   SECTION 5.7  Additional Agreements.  . . . . . . . . . . . . . . . . . .  47
   SECTION 5.8  Publicity.  . . . . . . . . . . . . . . . . . . . . . . . .  48
   SECTION 5.9  Proxy; Registration Statement.  . . . . . . . . . . . . . .  48
   SECTION 5.10  Shareholders' Meeting.   . . . . . . . . . . . . . . . . .  48
   SECTION 5.11  Additional Affiliate Agreements.   . . . . . . . . . . . .  49
   SECTION 5.12  Tax-Free Reorganization Treatment. . . . . . . . . . . . .  49
   SECTION 5.13  Documents and Information to be Furnished by AFG   . . . .  50
   SECTION 5.14  Notification of Certain Matters  . . . . . . . . . . . . .  50
   SECTION 5.15  Tax Representations of AFG   . . . . . . . . . . . . . . .  51
   SECTION 5.16  Tax Representations of KeyCorp and KeySub.   . . . . . . .  51
   SECTION 5.17  Voting Agreements  . . . . . . . . . . . . . . . . . . . .  51
   SECTION 5.18  Merger Consideration.  . . . . . . . . . . . . . . . . . .  51
   SECTION 5.19  NYSE Listing.  . . . . . . . . . . . . . . . . . . . . . .  51
   SECTION 5.20  Best Efforts.  . . . . . . . . . . . . . . . . . . . . . .  51
   SECTION 5.21  Termination of Invemed   . . . . . . . . . . . . . . . . .  51

                                   ARTICLE VI
                          CONDITIONS TO CONSUMMATION                         52
   SECTION 6.1  Conditions to All Parties' Obligations.   . . . . . . . . .  52


                                                                           Page
                                                                           ----
   SECTION 6.2  Conditions to Obligations of KeyCorp and KeySub.  . . . .   53
   SECTION 6.3  Conditions to the Obligations of AFG.   . . . . . . . . .   57

                                 ARTICLE VII
                                 TERMINATION                                58
   SECTION 7.1  Termination.  . . . . . . . . . . . . . . . . . . . . . .   58
   SECTION 7.2  Effect of Termination.  . . . . . . . . . . . . . . . . .   58
   SECTION 7.3  Termination Fee   . . . . . . . . . . . . . . . . . . . .   59

                                 ARTICLE VIII
                            ENVIRONMENTAL MATTERS                           60
   SECTION 8.1  Environmental Representations and Warranties of AFG   . .   60
   SECTION 8.2  Environmental Occurrence Notification and Response  . . .   62

                                 ARTICLE IX
                                OTHER MATTERS                               62
   SECTION 9.1  Certain Definitions; Interpretation.  . . . . . . . . . .   62
   SECTION 9.2  Knowledge   . . . . . . . . . . . . . . . . . . . . . . .   63
   SECTION 9.3  Survival.   . . . . . . . . . . . . . . . . . . . . . . .   63
   SECTION 9.4  Waiver and Amendment.   . . . . . . . . . . . . . . . . .   63
   SECTION 9.5  Counterparts.   . . . . . . . . . . . . . . . . . . . . .   64
   SECTION 9.6  Governing Law.  . . . . . . . . . . . . . . . . . . . . .   64
   SECTION 9.7  Expenses.   . . . . . . . . . . . . . . . . . . . . . . .   64
   SECTION 9.8  Notices.  . . . . . . . . . . . . . . . . . . . . . . . .   64
   SECTION 9.9  Entire Agreement; Etc   . . . . . . . . . . . . . . . . .   65
   SECTION 9.10  Assignment.  . . . . . . . . . . . . . . . . . . . . . .   65


Exhibits          A               Form of Option Agreement
                  B               Amended Articles of Incorporation of KeySub
                  C               CGCL Dissenters' Rights Statute
                  D               Form of Patlex Distribution Agreement
                  E               Loan Commitment Letter
                  F-1             List of Parties to Voting Agreements
                  F-2             Form of Voting Agreement
                  G               Form of Affiliate's Letter
                  H               Tax Representation Letter for 5% AFG Shareholders
                  I               Form of Escrow Agreement

Schedules         3.2(b)          Capital Stock
                  3.2(c)          Voting Arrangement
                  3.2(d)          Beneficial Owners of More than 5% of AFG Common Stock
                  3.3             Jurisdictions where AFG Qualified to do Business
                  3.4             Subsidiaries
                  3.6             No Violations
                  3.8             Financial Statements; Undisclosed Liabilities
                  3.9             Absence of Certain Changes or Events
                  3.10            Taxes and Tax Returns
                  3.11            Absence of Claims
                  3.12            Absence of Regulatory Actions
                  3.13            Agreements
                  3.15            Employee Benefit Matters
                  3.16            Properties and Other Assets
                  3.18            Compliance with Laws
                  3.24            Material Interests of Certain Persons
                  3.25            Insurance
                  3.28            Servicing Agreements
                  3.29            Compliance with Lending Regulations
                  3.30            Inquiries
                  3.31            Representations
                  3.32            Advances
                  3.33            Securitization Transactions

                             INDEX OF DEFINED TERMS

                                                                                   Page
                                                                                   ----
Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
AFG . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
AFG Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
AFG Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
AFG Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
AFG Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
AFG Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
AFG Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
AFG Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
AFG Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
AFG Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
AFG Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
AFG Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
AFG Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
AFG Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Average Stock Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
BHCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
CGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Corporate Spinoff Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Environmental Action Item . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
Environmental Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
ERISA Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
HOLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
Invemed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
KeyCorp . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
KeyCorp Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
KeyCorp Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55
KeyCorp Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
KeyCorp Right . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
KeyCorp Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
KeyCorp Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39

                                                                 v

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
                                                                                 Page
                                                                                 -----
KeyCorp Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
KeySub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
KeySub Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . .    62
Maximum Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Merger Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . .    31
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
OGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Option Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
Patlex  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Patlex Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Patlex Option Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Patlex Spinoff Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
Pension Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
Proxy Statement/Prospectus  . . . . . . . . . . . . . . . . . . . . . . . . . .    32
Quantum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    57
Registration Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
Regulated Material  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    60
Regulators  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
Repurchase Event  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    59
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Securitization Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
Securitization Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . .    37
Securitization Issuer . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
Securitization Servicer . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
Securitization Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . .    36
Securitization Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
Servicing Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
Spinoff Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . .    32
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
Voting Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
Warrant Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18


          AGREEMENT OF MERGER, dated as of the 20th day of March, 1995 (the "Agreement"), by and among KeyCorp, an Ohio corporation ("KeyCorp"), KeyCorp Finance Inc., an Ohio corporation ("KeySub"), and AutoFinance Group, Inc., a California corporation ("AFG" or the "Company").

                                    RECITALS:

          A. KeyCorp. KeyCorp has been duly incorporated and is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Ohio, with its principal executive offices located in Cleveland, Ohio. KeyCorp is a registered bank holding company under the Federal Bank Holding Company Act of 1956, as amended ("BHCA"), and a savings and loan holding company as defined in the Federal Home Owners' Loan Act ("HOLA").

          B. KeySub. KeySub has been duly incorporated, and is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Ohio, with its principal executive offices located in Cleveland, Ohio.

          C. AFG. AFG has been duly incorporated and is a corporation, duly organized, validly existing, and in good standing under the laws of the State of California, with its principal executive offices located in Westmont, Illinois. AFG is an automotive finance company engaged primarily in the indirect financing (the purchase of contracts from dealers) of automotive purchases by individuals with non-prime credit.

          D. The Option Agreement. As a condition to the execution and delivery of this Agreement, and as a condition to and inducement of the willingness of KeyCorp and KeySub to enter into this Agreement, KeyCorp and AFG are entering into a Stock Option Agreement in the form set forth in Exhibit A attached hereto (the "Option Agreement"), pursuant to which AFG is granting to KeyCorp an option to purchase Common Stock of AFG up to an amount equal to 19.9% of the outstanding shares of AFG Common Stock.

          E. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger (as defined below) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          F. Board and KeySub Shareholder Approvals. The Board of Directors of AFG has adopted resolutions approving this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby and authorizing the execution and delivery of this Agreement and the Option Agreement. In addition, each of the Board of Directors (or the Executive Committee thereof) of KeyCorp and the Board of Directors of KeySub have adopted resolutions approving this Agreement and the consummation of the transactions contemplated hereby and authorizing the execution and delivery of this Agreement and, in the case of KeyCorp, the Option Agreement, and

KeyCorp, as the sole shareholder of KeySub, has adopted resolutions approving this Agreement and approving the consummation of the transactions contemplated hereby.

          G. Spin-off. As provided in the Patlex Spinoff Agreement (as defined in Section 1.6), AFG will distribute (the "Distribution") to AFG's shareholders immediately prior to the Effective Time 95.01% of the outstanding shares of common stock, par value $.10 per share ("Patlex Common Stock"), of Patlex Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of AFG ("Patlex"). The balance of the outstanding shares of Patlex Common Stock shall be retained by AFG and not distributed in the Distribution so that, immediately following the Distribution and the payment of cash in lieu of fractional shares, the Surviving Corporation shall be the record and beneficial owner of 4.99% of the outstanding shares of Patlex Common Stock.

          NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                                   THE MERGER

          SECTION 1.1 Structure of the Merger. Subject to the terms and conditions hereof, at the Effective Time (as defined in Section 1.10), AFG will merge (the "Merger") with and into KeySub, pursuant to and in accordance with
Section 1701.78 of the Ohio General Corporation Law ("OGCL") and Section 1108 of the California General Corporation Law ("CGCL"). KeySub will be the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall continue to be incorporated under the laws of the State of Ohio. The Merger shall have the effects specified in the OGCL and the CGCL. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be the Amended Articles of Incorporation of KeySub in the form of Exhibit B attached hereto, and the regulations of the Surviving Corporation shall be the Regulations of KeySub, in each case until amended in accordance with their respective provisions and applicable law. The directors and officers of KeySub immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the terms of the Surviving Corporation's Amended Articles of Incorporation and Regulations and the OGCL.

          SECTION 1.2 Conversion of Shares. Subject to Section 1.2(b), at the Effective Time:

                          (a) Each then-outstanding share of AFG Common Stock, no stated par value (the "AFG Common Stock") (other than shares of AFG Common Stock (i) held in the treasury of AFG or (ii) owned by KeyCorp for its own account), will, by virtue of the Merger, automatically be canceled, retired, and converted into the right to receive the following (the "Merger Consideration"), subject to Section 1.2(b): that number of Common Shares, with a par value of $1 each, of KeyCorp (the "KeyCorp Common Stock") determined by dividing $16.50 by the Average Stock Price (as defined below), but in no event less than .50 and no more than .60 shares of KeyCorp Common Stock per share of AFG Common Stock regardless of the Average Stock Price.

                          For purposes of this Section 1.2(a), "Average Stock Price" means the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the New York Stock Exchange ("NYSE") for the ten (10) consecutive trading days ending on and including the fifth
         (5th) trading day immediately preceding (but not including) the Closing Date (as defined in Section 1.9). The number of shares of KeyCorp Common Stock to be received for each share of AFG Common Stock as determined pursuant to this Section 1.2(a) shall be referred to herein as the "Exchange Ratio." The Exchange Ratio shall be subject to adjustment as provided in Section 6.2(b)(vi).

                          (b) No certificates or scrip representing fractional shares of KeyCorp Common Stock shall be issued upon the surrender for exchange of a certificate or certificates for shares of AFG Common Stock. No dividends or distributions of KeyCorp shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of shareholders of KeyCorp. In lieu of any such fractional shares, holders of shares of AFG Common Stock otherwise entitled to fractional shares of KeyCorp Common Stock shall be entitled, upon surrender of a certificate or certificates for shares of AFG Common Stock in accordance with Section 1.4, to receive promptly after the Effective Time from the Exchange Agent (as defined in Section 1.4(a)) a cash payment (without interest) in an amount equal to the fraction of such share of KeyCorp Common Stock to which such holder would otherwise be entitled multiplied by the closing sale price of KeyCorp Common Stock as reported on the NYSE on the trading day immediately preceding the Effective Time.

                          (c) Pursuant to the Rights Agreement, dated August 25, 1989, by and between KeyCorp and Society National Bank, as rights agent, as amended (the "KeyCorp Rights Plan"), each share of KeyCorp Common Stock issued in the Merger shall be accompanied by a right (a "KeyCorp Right") under the KeyCorp Rights Plan. For purposes of this

         Agreement, all references to a share of KeyCorp Common Stock shall be deemed to include the accompanying KeyCorp Right.

                          (d) Each then-outstanding share of AFG Common Stock owned by KeyCorp for its own account will, by virtue of the Merger, automatically be canceled and retired and all rights in respect thereof will cease to exist.

                          (e) Each share of AFG Common Stock issued and held in AFG's treasury will, by virtue of the Merger, automatically be canceled and retired and all rights in respect thereof will cease to exist. Such shares will not be treated as outstanding for purposes of this Agreement.

                          (f) Each then outstanding share of KeySub shall continue to be an issued and outstanding common share, without par value, of the Surviving Corporation and shall thereafter constitute all the issued and outstanding shares of the Surviving Corporation, and all such shares shall be owned by KeyCorp.

                          (g) Each then-outstanding share of KeyCorp Common Stock shall continue to be an issued and outstanding Common Share, with a par value of $1 each, of KeyCorp, and any shares of KeyCorp Common Stock held in KeyCorp's treasury immediately prior to the Effective Time shall continue to be held in the treasury of KeyCorp at the Effective Time.

                          (h) If between the date of this Agreement and the Effective Time, the KeyCorp Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the number of shares of KeyCorp Common Stock deliverable pursuant to this Agreement shall be adjusted accordingly.

                          (i) Notwithstanding anything to the contrary herein, the parties hereto may, by written agreement, modify the structure of the Merger in order to achieve the intention of the parties as to the federal income tax treatment described in Recital E, and the parties shall promptly enter into an amendment to this Agreement pursuant to
         Section 9.4 of this Agreement necessary or desirable to accomplish any such modification, whether such amendment is after submission to or approval by the shareholders of AFG.

                          SECTION 1.3 Termination Rights. Keycorp and AFG shall
each have the right, by written notice to the other party, to elect to abandon the Merger and terminate this Agreement by action of its respective Board of Directors (or, in the case of KeyCorp, of the Executive Committee of its Board of Directors) at any time during the three trading day period commencing with the fifth trading day immediately preceding (but not including) the Closing Date if the Average Stock Price of a share of KeyCorp

Common Stock shall be less than $23.20 (adjusted as indicated in Section 1.2(h)); provided, however, in the event that KeyCorp receives from AFG and rejects an Accelerated Closing Election (as defined in Section 1.9), then KeyCorp shall forfeit the foregoing right to abandon the Merger and to terminate this Agreement if, but only if, the average (rounded to the nearest whole cent) of the closing sale price of one share of KeyCorp Common Stock as reported on the consolidated tape of the NYSE for the ten (10) consecutive trading days beginning on the trading day following KeyCorp's rejection of the Accelerated Closing Election shall be equal to or greater than $23.20 (adjusted as indicated in Section 1.2(h)).

                          SECTION 1.4 Exchange of Certificates.

                          (a) Exchange Agent. Society National Bank or such other national bank or trust company that is designated by KeyCorp prior to the Effective Time shall act as agent of the AFG shareholders for purposes of, among other things, effecting distributions to AFG shareholders under this Agreement, distributing transmittal letters and distributing certificates for shares of KeyCorp Common Stock and cash in lieu of fractional shares of KeyCorp Common Stock to AFG shareholders (the "Exchange Agent").

                          (b) Termination of Agreement after Deposit of
         Shares of AFG Common Stock with Exchange Agent; Voting and
         Dividend Rights Prior to Effective Time. In the event of the termination of this Agreement after holders of shares of AFG Common Stock have deposited same with the Exchange Agent, KeyCorp and AFG shall promptly instruct the Exchange Agent to return all shares of AFG Common Stock to the persons who deposited them. AFG shareholders shall continue to have the right to vote and to receive all dividends received on shares of AFG Common Stock deposited by them with the Exchange Agent until the Effective Time.

                          (c) Distribution of KeyCorp Common Stock and
         Cash. KeyCorp shall deposit with the Exchange Agent the Merger Consideration including the certificates representing shares of KeyCorp Common Stock and cash in lieu of fractional shares of KeyCorp Common Stock to be distributed to holders of AFG Common Stock who have theretofore surrendered their certificates for shares of AFG Common Stock to the Exchange Agent. As of the Effective Time and upon surrender of such certificates representing shares of AFG Common Stock to KeyCorp, the holder shall be entitled to receive in exchange therefor the certificates representing shares of KeyCorp Common Stock and cash in lieu of fractional shares of certificates representing KeyCorp Common Stock. Unless and until any certificates representing shares of AFG Common Stock shall be so surrendered, no dividend payable to holders of record of KeyCorp Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of such outstanding certificate, and the holder's other rights as a shareholder shall be suspended, but upon surrender of such outstanding certificate as aforesaid there shall be paid to the record holder of the certificates for KeyCorp Common Stock issued in conversion therefor the dividends (without interest) that have theretofore become payable with respect to the shares of KeyCorp Common Stock represented by such certificates and the holder's other rights as a shareholder shall thereafter be restored. With respect to holders of certificates of shares of AFG Common Stock entitled to receive cash in lieu of fractional shares of certificates representing shares of KeyCorp Common Stock, no interest shall be paid for the time prior to the surrender of such certificates.

                          (d) Lost Certificates. In the event any
         certificate or certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate or certificates to be lost, stolen or destroyed and, if required by KeyCorp, the posting by such person of a bond in such amount as KeyCorp may direct as indemnity against any claim that may be made against it with respect to such certificate or certificates, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate or certificates the appropriate Merger Consideration, and any unpaid dividends and distributions on the KeyCorp Common Stock deliverable in respect of each share of AFG Common Stock represented by such certificate or certificates as determined pursuant to this Agreement, in each case, without any interest thereon.

                          (e) Rights of Exchange Agent; Disposition of
         Undisbursed Merger Consideration. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the shares of KeyCorp Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. Within 180 days following the Effective Time, the Exchange Agent shall deliver to KeyCorp any shares of KeyCorp Common Stock and funds which KeyCorp has made available to the Exchange Agent and which have not been disbursed to holders of certificates representing shares of AFG Common Stock, and thereafter such holders shall be entitled to look to KeyCorp (subject to abandoned property, escheat, or other similar laws) with respect to the shares of KeyCorp Common Stock and cash in lieu of fractional shares of KeyCorp Common Stock deliverable or payable upon due surrender of their certificates representing shares of AFG Common Stock.

                          (f) Transfer. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered share of AFG Common Stock is registered, it shall be a condition to such delivery or exchange that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the certificate so surrendered or shall have established to the reasonable satisfaction of KeyCorp that such tax either has been paid or is not payable. Neither KeyCorp nor the Exchange Agent shall pay, or be liable to pay, any stock transfer taxes incurred by any shareholder in connection with the Merger.

                          (g) Right to Merger Consideration. Until surrendered and exchanged in accordance with this Section 1.4, each certificate representing shares of AFG Common Stock shall, from and after the Effective Time, represent solely the right to receive the Merger Consideration, together with any dividends or other distributions as provided in Section 1.4(c), and shall have no other rights. From and after the Effective Time, KeyCorp shall be entitled to treat, for all corporate purposes, certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of AFG Common Stock represented by such certificates shall have been converted, notwithstanding any failure to surrender such certificates. Neither AFG nor KeyCorp shall be liable to any holder of shares of AFG Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

                          SECTION 1.5 Dissenters' Rights. Notwithstanding any
provision of this Agreement to the contrary, any shares of AFG Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected dissenters' rights, if any, for those shares in accordance with the CGCL and, as of the Effective Time, has not withdrawn or lost such dissenters' rights shall not be converted into or represent a right to receive the Merger Consideration, but the holder of such shares shall only be entitled to such rights, if any, as are granted by the CGCL. The CGCL Dissenters' Rights Statute is attached hereto as Exhibit C. If a holder of shares of AFG Common Stock who demands and perfects dissenters' rights for those shares under the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) dissenters' rights, or if dissenters' rights are not available to holders of AFG Common Stock by reason of Section 1300(b)(1) of the CGCL or otherwise, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the Merger Consideration as provided in
Section 1.4, together with any dividends or other distributions as provided in
Section 1.4(c), without interest, upon the surrender of the certificates representing those shares.

AFG shall forthwith give KeyCorp notice of any written demands for dissenters' rights of any holder of shares of AFG Common Stock, attempted withdrawals of such demands, and any other instruments or notices served pursuant to the CGCL received by AFG relating to dissenters' rights. AFG shall not, except with the prior written consent of KeyCorp, voluntarily make any payment with respect to any demands for dissenters' rights of any holder of shares of AFG Common Stock, offer to settle or settle any such demands, or approve any withdrawal of any such demands. In the event that prior to the Effective Time, any such dissenting shareholder ceases to be a dissenting shareholder, such shareholder shall be entitled to receive the Merger Consideration pursuant to Section 1.4 hereof.

                          SECTION 1.6 Distribution of Patlex Common Stock.
Immediately prior to the Effective Time, and upon the further terms and conditions of the Distribution Agreement, by and among AFG, Patlex and KeyCorp and dated the date hereof, in the form of Exhibit D attached hereto (the "Patlex Spinoff Agreement"), AFG shall distribute 95.01% of the outstanding shares of Patlex Common Stock on a proportionate basis to the holders of record of shares of AFG Common Stock on the record date established for the Distribution, regardless of whether the holders thereafter perfect dissenters' rights with respect to their AFG Common Stock in the Merger under Chapter 13 of the CGCL. The balance of the outstanding shares of Patlex Common Stock shall be retained by AFG and not distributed in the Distribution so that, immediately following the Distribution and the payment of cash in lieu of fractional shares, the holders of record of AFG Common Stock on such record date shall be the record and beneficial owners of 95.01% of the outstanding shares of Patlex Common Stock, and the Surviving Corporation shall be the record and beneficial owner of 4.99% of the outstanding shares of Patlex Common Stock.

                          SECTION 1.7 Closing of AFG's Transfer Books. At the
close of business on the business day immediately preceding the date of the Effective Time, the stock transfer books of AFG will be closed and no transfer of shares of AFG Common Stock will thereafter be made. If, after the Effective Time, any certificates representing shares of AFG Common Stock are presented to the Surviving Corporation, they will be canceled, retired, and exchanged as provided in Section 1.4.

                          SECTION 1.8 Employee and Director Stock Options.

                          (a) At the Effective Time, the AFG Option Plans (as defined in Section 3.2 hereof) shall be assumed by KeyCorp and each employee or director stock option to purchase shares of AFG Common Stock granted by AFG pursuant to the AFG Option Plans which is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, shall be assumed by KeyCorp and converted into an option to purchase shares of KeyCorp Common Stock for such number of shares of KeyCorp Common Stock and at such exercise price as is determined as provided below and otherwise having the same duration and other terms as the original option, except that: (i) KeyCorp and its Executive Equity Compensation Committee shall be substituted for AFG and its Compensation Committee administering such AFG Option Plans, and (ii) from and after the Effective Time, each such option granted by AFG may be exercised only for KeyCorp Common Stock notwithstanding any contrary provision of the AFG Option Plans or stock option agreements executed in connection therewith. The number of shares of KeyCorp Common Stock subject to, and the applicable per share exercise price of, each assumed and converted option shall be determined as follows:

                                  (A) The number of shares of KeyCorp Common
                          Stock shall be equal to the product of (i) the number of shares of AFG Common Stock subject to the option and (ii) the Exchange Ratio, rounded down to the nearest whole share; and

                                  (B) The exercise price per share of KeyCorp
                          Common Stock under the new option shall be equal to
                          (i) the exercise price per share of AFG Common Stock under the option divided by (ii) the Exchange Ratio, rounded up to the nearest cent.

         In addition, after the Effective Time, the holder of each such assumed and converted stock option shall be entitled to receive upon exercise of such stock option the number of shares of Patlex Common Stock as provided by Section 3.5(a) of the Distribution Agreement. At or after the Effective Time, KeyCorp may, to the extent permitted by applicable laws and the terms of the AFG Option Plans, cause the AFG Option Plans to be otherwise modified, terminated, or merged with new or existing KeyCorp plans; provided, however, that KeyCorp will not cancel any AFG option previously granted under the AFG Option Plans.

                          (b) At the Effective Time, the Non-Plan Option (as defined in Section 3.2(a)) and each employee or director stock option to purchase shares of AFG Common Stock granted pursuant to the Patlex Option Plan (as defined in Section 3.2(a)) and assumed by AFG which is outstanding and unexercised immediately prior to the Effective Time, whether or not exercisable, shall be converted into the right to receive cash in an amount equal to the product of (i) the number of shares of AFG Common Stock subject to such stock option and (ii) the amount by which $16.50 exceeds the exercise price per share of such option. In addition, at the Effective Time, the holder of each such stock option shall be entitled to receive upon conversion of such stock option the number of shares of Patlex Common Stock as provided by
         Section 3.5(b) of the Distribution Agreement.

                          SECTION 1.9 Closing. Unless the parties otherwise
agree in writing, the closing (the "Closing") of the

Merger shall take place at the offices of Thompson, Hine and Flory in Cleveland, Ohio at 10:00 a.m., local time, as promptly as practicable after the date on which the conditions specified in Sections 6.1, 6.2, and 6.3 hereof are satisfied; provided, however, if the conditions specified in Sections 6.1, 6.2, and 6.3 hereof are satisfied on or prior to September 30, 1995, the Closing shall be on such date as KeyCorp shall select, but in no event later than October 2, 1995 (the "Closing Date"). Notwithstanding the foregoing:

                          (a) Within five (5) business days following the date of the later to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the requisite vote of the shareholders of AFG in accordance with Section 6.1(a) hereof or
         (ii) the receipt, in accordance with Section 6.1(b) hereof, by KeyCorp and AFG of all regulatory approvals required for the consummation of the transactions contemplated by this Agreement and the expiration of all applicable waiting periods (the "Shareholder/Regulatory Approval Date"), AFG may provide KeyCorp with written notice of its election (the "Accelerated Closing Election") to consummate the transactions contemplated by this Agreement and cause the Merger to become effective as soon as practicable and in any event within ten (10) business days of the date of the Accelerated Closing Election. In the event that AFG proposes that the Closing shall occur on or prior to August 24, 1995, the Accelerated Closing Election shall also contain the agreement of Patlex to pay all taxes, interest, penalties and expenses incurred by AFG, the Surviving Corporation or KeyCorp as a result of the Distribution occurring prior to August 24, 1995. In the event that KeyCorp selects a Closing Date on or prior to August 24, 1995, and AFG has not theretofore proposed that the Closing shall occur on or prior to August 24, 1995, KeyCorp shall pay all taxes, interest, penalties and expenses incurred by AFG, the Surviving Corporation or KeyCorp as a result of the Distribution occurring prior to August 24, 1995.

                          (b) Within five (5) business days of its receipt of the Accelerated Closing Election, KeyCorp shall provide AFG with written notice of either (i) KeyCorp's agreement to consummate the transactions contemplated by this Agreement and cause the Merger to become effective in accordance with the schedule set forth in the Accelerated Closing Election or in accordance with such other schedule reasonably satisfactory to KeyCorp, provided, however, that such other schedule shall not result in the Closing occurring in excess of twenty
         (20) business days after the Closing Date proposed by AFG in the Accelerated Closing Election, or (ii) KeyCorp's rejection of AFG's Accelerated Closing Election, in which case KeyCorp shall determine the Closing Date in accordance with the first sentence of this Section 1.9.

The obligations of AFG, KeySub, and KeyCorp in any event shall be subject to satisfaction, unless duly waived, of the applicable conditions set forth in this Agreement.

                          SECTION 1.10 Effective Time. The Merger shall become
effective at the time and date which is the later of the time at which (a) a certificate of merger meeting the requirements of Section 1701.81 of the OGCL shall be executed in accordance with all appropriate legal requirements and shall be filed with the Secretary of State of the State of Ohio as required thereby (or such later time as specified therein) and (b) an officer's certificate and a copy of the Merger Agreement meeting the requirements of
Section 1103 of the CGCL shall be executed in accordance with all appropriate legal requirements and shall be filed with the Secretary of State of the State of California as required thereby (or such later time as specified therein) (the "Effective Time").

                                   ARTICLE II
                  CONDUCT OF AFG AND KEYCORP PENDING THE MERGER

                          SECTION 2.1 Conduct of AFG's Business Prior to the
Effective Time. Except as expressly provided in this Agreement and in the Patlex Spinoff Agreement, during the period from the date of this Agreement to the Effective Time, AFG shall, and shall cause its subsidiaries to, (a) conduct its and their respective business in, and not take any action except in, the usual, regular and ordinary course consistent with past practice, (b) use its and their respective reasonable efforts to maintain and preserve intact its and their respective business organization, employees and business relationships and retain the services of its and their respective officers and key employees, (c) maintain and keep its and their respective properties in as good repair and condition as at present, (d) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it and each of its subsidiaries, (e) perform all obligations required to be performed by it and each of its subsidiaries under all contracts, leases, and documents relating to or affecting its and their respective assets, properties, and business, (f) comply with and perform in all material respects all obligations and duties imposed upon it and each of its subsidiaries by all federal, state, municipal, and local laws and rules, regulations, and orders by federal, state, municipal, or local governmental agencies, and (g) take no action which would adversely affect or delay the ability of AFG, KeyCorp or KeySub to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

                          SECTION 2.2 Forbearance by AFG. During the period from
the date of this Agreement to the Effective Time, except as otherwise permitted or required by this Agreement or contemplated by the Patlex Spinoff Agreement, AFG shall not, and shall not permit any of its subsidiaries to, without the prior written consent of KeyCorp:

                          (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make or purchase any single loan, advance or other extension of credit, in excess of $100,000 (even if made in the ordinary course of business), or enter into any Securitization Transaction (as defined in Section 3.33) or similar transaction, except that (i) AFG and the AFG Subsidiaries shall be permitted to enter into Securitization Transactions in the ordinary course of their business consistent with past practices if, and only if, one or more bank affiliates of KeyCorp is unwilling, on or before April 30, 1995, to enter into the definitive loan documentation contemplated by the commitment letter attached hereto as Exhibit E in accordance with the provisions of such commitment letter and, to the extent not specified by the commitment letter, containing covenants and conditions substantially similar to those in the GECC Agreement (as defined in Section 3.27), AFG hereby agreeing that it will enter into definitive loan documentation contemplated by the commitment letter in accordance with the provisions of such commitment letter and, to the extent not specified by the commitment letter, containing covenants and conditions substantially similar to those in the GECC Agreement,
         (ii) AFG may repurchase the remaining loan portfolio of the 1992-A Securitization, provided, however, that the repurchase is made in the ordinary course of business consistent with past practices and the aggregate repurchase price does not exceed $2,250,000, (iii) if the Closing does not occur prior to October 1, 1995, AFG may repurchase the remaining loan portfolio of the 1992-B Securitization, provided, however, that the repurchase is made in the ordinary course of business consistent with past practices and the aggregate repurchase price does not exceed $2,250,000, and (iv) AFG may purchase other loan portfolios, provided, however, that the loan portfolios meet AFG's evaluation processes for bulk purchases, on a basis consistent with past practices, and KeyCorp consents in writing to the purchase (KeyCorp agrees that it shall respond in a timely manner to any request by AFG for such a consent and that it shall not unreasonably withhold its consent);

                          (b) (i) diminish or reduce in any respect its credit standards applicable to the making or purchasing of AFG Loans (as defined in Section 3.29), (ii) increase in any manner the effective ratio between the amount of any AFG Loan made or purchased and the wholesale value or other measure of the value of the motor vehicle or other collateral securing any such AFG Loan as compared to the loan to value ratios currently utilized by AFG, or (iii) make any material reduction in interest rates, manner of determining interest, amount of fees or manner of determining fees or any other aspect of the pricing of AFG Loans or of any servicing, consulting, or other service provided by AFG, any AFG Subsidiary or any other affiliate of AFG from those in effect on the date of this Agreement without, in each case, the prior written consent of KeyCorp (KeyCorp agrees that it shall respond in a timely manner to any request by AFG for such a consent and that it shall not unreasonably withhold its consent);

                          (c) adjust, split, combine, or reclassify any capital stock or other securities; enter into any arrangement, contract, or commitment with respect to the issuance, purchase or voting of shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock or any other equity or long-term debt securities, or directly or indirectly redeem, purchase, or otherwise acquire, or hypothecate, pledge, or otherwise encumber, any shares of its capital stock or other securities; grant any stock appreciation rights or grant any right to acquire any shares of its capital stock, or any securities convertible into or exchangeable for shares of such capital stock or any other equity or long-term debt securities, or issue any additional shares of its capital stock, except any shares of AFG Common Stock issued pursuant to the exercise of options or warrants outstanding prior to the date of this Agreement, or any securities convertible into or exchangeable for any shares of its capital stock or any other equity or long-term debt securities; make, declare, or pay any dividend or make any other distribution on, (whether in cash, stock or property or any combination thereof) any shares of its capital stock, except for dividends paid by any of the wholly-owned AFG Subsidiaries (as defined in Section 3.4) other than Patlex to AFG or any of its wholly-owned subsidiaries;

                          (d) other than in the ordinary course of business consistent with past practice, sell, assign, transfer, lease, mortgage, exchange, encumber or otherwise dispose of any of its material properties or assets, including AFG Loans and rights to the servicing of AFG Loans, to any individual, corporation or other entity, other than a wholly-owned AFG Subsidiary other than Patlex, or cancel, release or assign any indebtedness of any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force on the date of this Agreement; provided, however, that neither AFG nor any AFG Subsidiary will enter into any Securitization Transaction not expressly permitted under
         Section 2.2(a);

                          (e) other than in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, bulk purchases, or purchase of any property or assets of any other individual, corporation, bank, business, trust, partnership, association, limited liability company, or other entity other than a wholly-owned AFG Subsidiary other than Patlex;

                          (f) other than in the ordinary course of business consistent with past practice, enter into or terminate any material lease or contract, including, without limitation, any loans or loan commitments to officers, directors, or 5% or more shareholders (or any person or business entity controlled by or affiliated with any such officers, directors, or shareholders), or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms; provided, however, that the Company obtains the consent of KeyCorp as to the terms of any such renewals of contracts or leases;

                          (g) other than increases in the ordinary course of business in accordance with past practice, increase in any manner the compensation or fringe benefits of any of its present or former directors, executive officers, or other employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such directors, executive officers or other employees, or grant any severance or termination pay or, except as required by applicable law or regulation, become a party to, amend, renew, modify, or commit itself to any pension, retirement, profit sharing, severance, termination, welfare benefit, employment, deferred compensation, non-competition, bonus, stock option, parachute, consulting, or other employee benefit agreements, trusts, plans, funds, or other arrangements with or for the benefit or welfare of any present or former director, executive officer or other employee (other than with respect to new employees in the ordinary course of business);
         provided, however, that (i) AFG may pay a bonus to its executive and managerial employees for its fiscal year ending June 30, 1995 in accordance with its past practice for such bonuses and may base such bonus on the net amount of pro forma earnings that AFG would have achieved if a Securitization Transaction had occurred in such period, minus the earnings which were actually achieved on the assets which would otherwise have been sold to a Securitization Trustee, as calculated on the basis of a formula used by CS First Boston Corporation for calculating earnings in Securitization Transactions, a copy of which shall have been provided to and approved for this purpose by KeyCorp, but AFG shall pay no bonuses or incentive compensation for any period after June 30, 1995 and (ii) AFG may grant to A. E. Steinhaus a stock option to purchase 30,000 shares of AFG Common Stock and may grant to Blair T. Nance a stock option to purchase 20,000 shares of AFG Common Stock;

                          (h) other than in the ordinary course of business and consistent with past practice, make any payment or contribution with respect to any ERISA Plan (as defined in Section 3.15), or any other arrangement, program, or plan listed in Schedule 3.15 except as required by the terms of such ERISA Plan, or other arrangement, program, or plan, create or amend any ERISA Plan or other arrangement, program or plan listed in Schedule 3.15 except to the extent that such amendment is required to maintain qualification under the Code or comply with ERISA (as defined in Section 3.15), provided, however, that no such amendment shall increase the rate of benefit accruals for non-highly compensated employees beyond the current rate of such benefit accruals nor increase the number of non-highly compensated employees covered under any such plans unless such increases are the sole method by which such plan may achieve or maintain qualification or compliance and, in such event, only with the prior written consent of KeyCorp, which shall not be unreasonably withheld;

                          (i) settle any claim, action or proceeding involving any liability of AFG or the AFG Subsidiaries for material money damages or restrictions upon the operations of AFG or any of its subsidiaries;

                          (j) modify in any material respect the manner in which it and its subsidiaries have heretofore conducted and accounted for their business;

                          (k) amend its articles of incorporation or by-laws or any other organizational documents;

                          (l) make any capital expenditures other than (i) in the ordinary course of business or as necessary to maintain existing assets in good repair, in either case, not to exceed $50,000 for any single item, group of related items or project or (ii) as contemplated by a capital budget submitted to and approved by KeyCorp (KeyCorp agrees that it shall respond in a timely manner to any request by AFG for approval of the capital budget and that it shall not unreasonably withhold its approval);

                          (m) merge into, consolidate with, affiliate with, or be purchased or acquired by, any other individual, corporation, or other entity, or permit any other individual, corporation, or other entity, to be merged, consolidated or affiliated with it or be purchased or acquired by it, or acquire all or any substantial portion of the assets of any other individual, corporation, or other entity (other than the repurchase of the remaining loan portfolio of the 1992-A Securitization or the 1992-B Securitization, and the purchase of other loan portfolios, in all cases only as expressly permitted under
         Section 2.2(a)) or sell all or any portion of its assets;

                          (n) purchase or otherwise acquire from a third party assets constituting any other line of business, or any other material properties or assets;

                          (o) fail to notify KeyCorp promptly of its receipt of any letter, notice, or other communication, whether written or oral, from any governmental entity advising AFG or any AFG Subsidiary that it is contemplating issuing, requiring, or requesting any agreement, memorandum of understanding, or similar undertaking, or order, directive, or supervisory letter; or

                          (p) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

                          SECTION 2.3 Forbearance by KeyCorp. During the period
from the date of this Agreement to the Effective Time, KeyCorp shall not, without the prior written consent of AFG, take any action that would adversely affect or delay the ability of AFG, KeyCorp or KeySub to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF AFG

                          AFG represents and warrants to KeyCorp and KeySub,
that:

                          SECTION 3.1 Recitals True. The facts set forth in the
Recitals of this Agreement with respect to AFG and each AFG Subsidiary are true and correct.

                          SECTION 3.2 Capital Stock.

                          (a) AFG Common Stock. As of the date hereof,
         AFG has 50,000,000 authorized shares of AFG Common Stock, of which 18,684,392 shares were issued and outstanding as of March 16, 1995, exclusive of treasury shares, and 5,000,000 authorized shares of preferred stock, no stated par value, none of which has been issued or reserved for issuance or is outstanding. There is no other class of capital stock of AFG authorized. As of March 16, 1995, 564,375 shares of AFG Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the AFG 1991 Stock Option Plan, 67,600 shares of AFG Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the AFG 1989 Stock Option Plan (together with the AFG 1991 Stock Option Plan, the "AFG Option Plans"), 319,900 shares of AFG Common Stock were reserved for issuance upon the exercise of outstanding stock options pursuant to the Patlex Stock Option Plan assumed by AFG (the "Patlex Option Plan"), 25,000 shares were reserved for issuance upon the exercise of a stock option granted outside the AFG Option Plans and the Patlex Option Plan (the "Non-Plan Option"), and 123,760 shares were reserved for issuance under all warrants granted by AFG or any AFG Subsidiary (the "Warrants"). All outstanding shares of capital stock of the Company are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights.

                          (b) Rights to Acquire AFG Common Stock. Except as set forth in Schedule 3.2(b), there are no subscriptions, options, warrants, scrip, rights, calls, convertible securities, or any other similar agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock or other securities of AFG obligating, or which may obligate, AFG to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of its capital stock or obligating or which may obligate, AFG to grant, extend, or enter into any such subscription, option, warrant, scrip, right, call, convertible security, or other similar agreement, arrangement, or commitment, except (i) as provided in the Option Agreement, (ii) options covering an aggregate of 976,875 shares of AFG Common Stock granted to directors, officers and employees pursuant to the AFG Option Plans or the Patlex Option Plan or otherwise as of March 16, 1995, and (iii) the Warrants exercisable for 123,760 shares of AFG Common Stock as of March 16, 1995. The names of all optionees and holders of the Warrants, the date of each option granted and of each Warrant, the number of shares subject to each such option and each Warrant, the price at which each such option and each Warrant may be exercised under the AFG Option Plans or the Patlex Option Plan or pursuant to any other AFG Employee Plans (as defined in Section 3.15) and under any warrant agreement (collectively, the "Warrant Agreements"), and which options are "incentive stock options" within the meaning of Section 422 of the Code, are set forth in Schedule 3.2(b). Copies of the AFG Option Plans, the Patlex Option Plan, the form of each Warrant, and each Warrant Agreement have heretofore been delivered by AFG to KeyCorp.

                          (c) Voting Arrangements. Except as set forth in Schedule 3.2(c) and except for the Voting Agreements (as defined in Section 3.26), there are no voting trusts or other similar agreements, arrangements, or commitments to which AFG is a party or of which it has knowledge with respect to the voting of capital stock of AFG. The total number of shares of AFG Common Stock outstanding immediately prior to the Effective Time shall not exceed 19,785,027 shares, including as outstanding for purposes of this sentence all shares of AFG Common Stock which would become outstanding upon (i) exercise of the Warrants, and (ii) exercise of all then unexercised director and employee stock options, but excluding any shares issued upon KeyCorp's exercise of its option under the Option Agreement.

                          (d) Five Percent or More Shareholders.
         Schedule 3.2(d) identifies each person or group of persons that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission (the "SEC") and AFG indicating that such person or persons is, or is otherwise known to AFG to be, the beneficial owner (in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of more than 5% of the outstanding shares of AFG Common Stock as of the date hereof.

                          SECTION 3.3 Authority. Each of AFG and the AFG
Subsidiaries has the requisite corporate power and authority to own or lease its or their properties and assets and to carry on its or their business as it is now being conducted or is reasonably expected to be conducted, and is a corporation in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of AFG and each AFG Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of property or the nature of the business conducted by it makes such qualification necessary to carry on its business as it is now being conducted including, without limitation, each of the 28 jurisdictions in which AFG's representatives conduct business with automobile dealers on behalf of AFG (all such jurisdictions are listed on Schedule 3.3), and to own, lease, or operate all of its or their material properties and assets. AFG and each AFG Subsidiary have all federal, state, local, and foreign governmental licenses, franchises, permits, and other authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted. AFG has previously made available to KeyCorp true and complete copies of the Articles of Incorporation and By-laws of AFG and each AFG Subsidiary as in effect on the date of this Agreement.

                          SECTION 3.4 Subsidiaries. Schedule 3.4 sets forth a
complete and correct list, including jurisdiction of incorporation and headquarters locations, of all of AFG's subsidiaries (individually an "AFG Subsidiary" and collectively the "AFG Subsidiaries"), including AFG Receivables Corporation, a California corporation ("AFG Receivables"), and Patlex. Except for the matters set forth in Schedule 3.4 (each of which, in the reasonable opinion of AFG, will be resolved prior to the Effective Time as described in such Schedule 3.4), all the issued and outstanding shares of capital stock of each of the AFG Subsidiaries are owned by AFG, directly or indirectly, and are validly issued and outstanding, fully paid, and nonassessable, have not been issued in violation of any preemptive rights, and are owned free and clear of all liens, claims, charges, options, encumbrances, restrictions on transfer, or agreements with respect thereto. There are no subscriptions, options, warrants, scrip, rights, calls, convertible securities, or any other similar agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock or other securities of any AFG Subsidiary obligating, or which may obligate, any AFG Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of its capital stock or obligating or which may obligate any AFG Subsidiary to grant, extend, or enter into any such subscription, option, warrant, scrip, right, call, convertible security, or other similar agreement, arrangement, or commitment. Except as set forth in
Schedule 3.4, neither AFG nor any AFG Subsidiary is a general partner in any partnership or owns beneficially any equity securities (which includes limited partnership interests and convertible securities) or any similar interests of any corporation, bank, business, trust, partnership, association, limited liability company, or similar organization.

                          SECTION 3.5  Authorization.

                          (a) Corporate Authority. AFG has the requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement subject to the receipt of required shareholder approval of this Agreement, and to carry out its obligations hereunder and thereunder. Subject only to the requisite shareholder vote as to this Agreement, the execution, delivery, and performance of this Agreement and the Option Agreement by AFG and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of AFG, and no other corporate action is necessary to authorize this Agreement or the Option Agreement or to consummate the transactions so contemplated. The Board of Directors has received the opinion of CS First Boston Corporation, as financial advisor to AFG, with respect to the Merger. This Agreement and the Option Agreement are each valid and binding agreements of AFG enforceable against it in accordance with their respective terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

                          (b) Vote Required to Approve Merger. The only shareholder vote required for approval of this Agreement and consummation of the Merger and the other transactions contemplated hereby shall be the approval by the affirmative vote of a majority of the outstanding shares of the AFG Common Stock entitled to vote.

                          SECTION 3.6 No Breach; Consent Obtained.

                          (a) No Breach or Violations. The execution, delivery and performance of this Agreement by AFG does not, the execution, delivery and performance of the Option Agreement by AFG does not, and the consummation of the Merger and the additional transactions contemplated hereby and thereby will not, constitute (i) except for the matters set forth in Schedule 3.6 (each of which, in the reasonable opinion of AFG, will be resolved prior to the Effective Time as described in such Schedule 3.6), a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge, or other encumbrance upon any of the properties or assets of AFG or any of the AFG Subsidiaries under any law, rule or regulation, any applicable provision of or any judgment, decree, order, governmental permit or license, or any note, bond, mortgage, deed of trust, license, lease, agreement, indenture or other instrument or obligation of AFG or any AFG Subsidiary or to which AFG or any AFG Subsidiary (or any of their respective properties) is subject, including, without limitation, any agreement listed on
         Schedule 3.13, or (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or by-laws of AFG or any AFG Subsidiary.

                          (b) Consents Obtained. Except for the matters set forth in Schedule 3.6 (each of which, in the reasonable opinion of AFG, will be obtained as described in such Schedule 3.6), the execution, delivery and performance of, and the consummation of the transactions contemplated by this Agreement and the Option Agreement will not require any approval, consent, authorization, waiver, permit of or from, or filing with or notification to, any person, public body, rating agency or authority other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 6.1, (ii) the approval of the shareholders of AFG referred to in
         Section 3.5(b), (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement or the Option Agreement, (iv) the filing of a certificate of merger with the Secretary of State of the State of Ohio and an officer's certificate and copy of this Agreement filed with the Secretary of State of the State of California pursuant to the OGCL and the CGCL, respectively and
         (v) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on AFG or the Surviving Corporation or enable any person to enjoin the Merger.

                          SECTION 3.7 Reports. AFG has delivered or will deliver
to KeyCorp its Annual Reports on Form 10-K for the fiscal years ended June 30, 1993 and 1994, and all other documents, as amended prior to the date of this Agreement, filed or to be filed subsequent to June 30, 1993 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the Securities and Exchange Commission (the "SEC") (collectively, the "AFG Reports"). No such reports or other documents other than those delivered to KeyCorp have been required to be filed with the SEC on or prior to the date hereof. As of their respective dates, no AFG Report contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made or will be made, not misleading.

                          SECTION 3.8 Financial Statements; Undisclosed
Liabilities.

                          (a) Fair Presentation. AFG has provided to
         KeyCorp copies of its unaudited consolidating balance sheets as of June 30, 1994 and December 31, 1994 and its unaudited consolidating statements of income for the one year and six month periods, respectively, ending on such dates. Each of such consolidating balance sheets and each of the consolidated balance sheets included in or incorporated by reference into the AFG Reports (including any related notes and schedules thereto) fairly presents and will fairly present the consolidated or consolidating financial position, as the case may be, of AFG as of its date and each of such consolidating statements of income and each of the consolidated statements of income, changes in stockholders' equity and cash flows or equivalent statements in or incorporated by reference into the AFG Reports (including any related notes and schedules thereto) fairly presents and will fairly present the consolidated and consolidating results of operations or the consolidated changes in cash flows, as the case may be, of AFG for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                          (b) No Undisclosed Liabilities. Except as set forth in Schedule 3.8, there exist no obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation on the foregoing, liabilities under any of the agreements pursuant to which AFG has sold or disposed of any business, including without limitation any product liability, environmental or other liability relating to the medical products businesses sold by AFG (then named "Vitalmetrics, Inc.") in 1986 and 1989, as guarantor under any guarantees, and liabilities for taxes), which are material in amount (individually or in the aggregate) that are required to be disclosed, reflected, or reserved for under generally accepted accounting principles, but are not so disclosed, reflected or reserved for in the AFG Reports.

                          (c) Adequacy of Allowances for Credit Losses;
         Other Reserves. The "allowance for credit losses" shown on the audited consolidated balance sheet as of June 30, 1994 and the allowance for credit losses shown on the consolidated balance sheets as of December 31, 1994, were, and all such allowances for future periods after the date of this Agreement will be, adequate in all material respects to provide for possible losses on loans of AFG and all AFG Subsidiaries outstanding as of the dates thereof under generally accepted accounting principles. Except as disclosed in Schedule 3.8, since June 30, 1994, AFG has not incurred any unusual or extraordinary credit losses. For purposes of determining adequacy, AFG represents and warrants that it applies uniform standards to all currently outstanding loans of, or current extensions of credit by, AFG or any AFG Subsidiary. AFG has established all additional reserves, as set forth on the AFG Reports necessary to reflect any obligations or liabilities of AFG or any AFG Subsidiary, whether absolute, accrued, contingent or otherwise (including, without limitation on the foregoing, liabilities for taxes, for violations of laws or regulations, for discontinued operations, if any, for severance, or for other matters), and all such additional reserves are adequate in all respects to cover and pay for the full amount of the matters for which such reserves were established, and there are no material amounts of any such obligations or liabilities in excess of such reserves for the matters involved.

                          SECTION 3.9 Absence of Certain Changes or Events.
Except as disclosed in Schedule 3.9 or in any of the AFG Reports, from and after June 30, 1994 to the date of this Agreement no event has occurred that would constitute, were such event to have taken place after the date hereof and on or before the Closing Date, a breach or violation of any of the provisions set forth in Section 2.2.

                          SECTION 3.10 Taxes and Tax Returns. All federal,
state, local, and foreign tax returns and tax reports required to be filed by or on behalf of AFG or any AFG Subsidiary on or before the date of this Agreement have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on the returns and reports referred to in the previous sentence have been paid in full or adequate provision has been made for any such taxes, including interest and penalties, on its balance sheet (in accordance with generally accepted accounting principles). Schedule 3.10 sets forth, as of the date of this Agreement, the following information with respect to AFG and each AFG Subsidiary: (a) the most recent tax year through which the Internal Revenue Service (the "IRS") has completed its examination of such corporation, (b) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (c) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (d) whether there are any existing disputes with any governmental entity as to federal, state, or local taxes. There are no liens for foreign, federal, state, or local taxes upon the assets of AFG or any AFG Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as set forth in Schedule 3.10, neither AFG nor any AFG Subsidiary is a party to any action or proceeding by any governmental authority for assessment and collection of taxes, and no claim for assessment and collection of taxes has been asserted against any of them. AFG and the AFG Subsidiaries have complied in all material respects with all information reporting requirements, including the TIN (taxpayer identification number), reporting and backup and other withholding requirements of the foreign, federal, state, local, and other tax laws.

                          SECTION 3.11 Absence of Claims. Except as described in
Schedule 3.11, (a) no claim, litigation, proceeding or controversy before any court or governmental agency is pending against, and there is no pending claim, action, proceeding, arbitration, or known investigation affecting, nor any judgment, injunction, decree, consent or order imposed on, AFG or any AFG Subsidiary, or any officer or director of AFG, or the assets or business of AFG or any AFG Subsidiary, (b) to the best of its knowledge, no such litigation, proceeding, arbitration, investigation, claim or action has been threatened or is contemplated, and (c) there are no uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any compliance report to AFG or any AFG Subsidiary as a result of the examination by any governmental authority or otherwise known to AFG or any AFG Subsidiary. Without limitation on the foregoing, except as described in Schedule 3.11, there are no actions, suits, or proceedings pending or, to the best knowledge of AFG, threatened against AFG or any AFG Subsidiary by any shareholder of AFG (or any former shareholder of AFG) or involving claims under state law involving fiduciary obligations of directors and/or officers or involving claims under the Securities Act of 1933, as amended (the "Securities Act"), or under any applicable law restricting the issuance of loans to directors or officers of AFG or any AFG Subsidiary.

                          SECTION 3.12 Absence of Regulatory Actions. Except as
described in Schedule 3.12, neither AFG nor any AFG Subsidiary (or any of their respective officers, directors or controlling persons) is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, federal or state, securities, consumer lending, insurance or other governmental authorities (the "Regulators") nor has any of them been advised by any Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolutions or similar undertaking.

                          SECTION 3.13 Agreements. Except for the Option
Agreement and except as set forth in Schedule 3.13, neither AFG nor any AFG Subsidiary is a party to, or bound or affected by, or has received benefits under any material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC). Without limitation on the foregoing, except as set forth in Schedule 3.13, as of the date of this Agreement, neither AFG nor any AFG Subsidiary is a party to any oral or written:

                          (a) agreement, indenture, or other instrument not specifically disclosed in the AFG Reports relating to the borrowing of money by AFG or the guarantee by AFG of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business);

                          (b)  agreement relating to the repurchase of
         securities;

                          (c) sale and leaseback or similar agreement including, but not limited to, arrangements and contracts for the purchase and sale of AFG Loans that are material to the business of AFG;

                          (d) consulting agreements or arrangements not terminable on 30 days or less notice involving the payment of more than $50,000 per annum;

                          (e) agreement with any executive officer or other key employee of it or any of its subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it or any of its subsidiaries of the nature contemplated by this Agreement or the Option Agreement and which provides for any payment in excess of $25,000;

                          (f) agreement with respect to any executive officer of it or any of its subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of more than $100,000 per annum;

                          (g) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Option Agreement; or

                          (h) license agreements (as licensor or licensee) or royalty agreements providing for future payments in excess of $25,000 and which by its or their terms is not terminable without penalty by AFG upon notice of 30 days or less, or any other type of patent exploitation or enforcement business.

                          The agreements and other documents referred to in this
Section 3.13 are referred to individually as an "AFG Contract" and collectively as the "AFG Contracts." True and complete copies of each AFG Contract have heretofore been made available to KeyCorp. Except as described in Schedule 3.13,
(i) each of the AFG Contracts is valid and subsisting and in full force and effect, (ii) AFG and each AFG Subsidiary has in all material respects performed all obligations required to be performed by them to date under such AFG Contracts, and (iii) to the best knowledge of AFG, (A) no other party to any of the AFG Contracts is in default under any such AFG Contract, and (B) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of AFG or any AFG Subsidiary under any such AFG Contracts.

                          SECTION 3.14 Labor Matters. Neither AFG nor any AFG
Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is AFG or any AFG Subsidiary the subject of any proceeding asserting that AFG or any such AFG Subsidiary has committed an unfair labor practice or seeking to compel AFG or any such AFG Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving AFG or any AFG Subsidiary pending or, to the knowledge of AFG, threatened.

                          SECTION 3.15 Employee Benefit Plans.

                          (a) Schedule 3.15 contains a list of all employment agreements, severance agreements or arrangements, parachute agreements, employee or director bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, loan, consulting, collective bargaining, group insurance, fringe benefit, and other employee benefit, incentive, and welfare plans, policies, contracts and arrangements, formal or informal, written or oral, and all trust agreements related thereto, now in effect and relating to any present or former directors, officers, or employees of AFG or any AFG Subsidiary, whether or not described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Employee Plans").

                          (b) All of the Employee Plans have been maintained, operated, and administered in substantial compliance with their terms, and AFG, each AFG Subsidiary, and all of the Employee Plans currently comply, and have at all relevant times complied, in all material respects with applicable provisions of ERISA, the Code, securities laws, and other applicable laws.

                          (c) With respect to each Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA) (a "Pension Plan"), each such Pension Plan (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either has been determined by the IRS to be so qualified or is the subject of a pending application for such determination that was timely filed.

                          (d) Neither AFG nor any AFG Subsidiary nor any member of a "controlled group", as defined in Section 4971(e)(2)(B) of the Code, of which AFG or any AFG Subsidiary is a member has any liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code), whether or not waived, or on account of any failure to make contributions to or pay benefits under any such Pension Plan, nor is AFG aware of any claim pending or threatened to be brought by any party regarding such matters.

                          (e) No "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any "employee benefit plan" (as defined under Section 3(3) of ERISA, each such plan an "ERISA Plan") has occurred which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code and, except as disclosed in Schedule 3.15, no reportable event under Section 4043 of ERISA (other than any such event with respect to which the 30-day notice requirement has been waived by regulation) has occurred with respect to any ERISA Plan. No liability under Title IV of ERISA has been incurred by AFG or any AFG Subsidiary, or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with AFG or any AFG Subsidiary would be deemed a "single employer" within the meaning of Section 4001 of ERISA since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to AFG or any AFG Subsidiary or an ERISA Affiliate of incurring a liability under such Title with respect to ERISA Plans, other than liability for premiums due under the Pension Benefit Guaranty Corporation ("PBGC").

                          (f) No ERISA Plan has been terminated, nor has the PBGC instituted proceedings to terminate any ERISA Plan or to appoint a trustee or administrator of an ERISA Plan, and no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceedings.

                          (g) All reporting and disclosure requirements of ERISA and the Code have been complied with in all material respects with respect to each of the ERISA Plans and each other Employee Plan.

                          (h) The fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof.

                          (i) Neither AFG, any AFG Subsidiary nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in
         Section 3(37) of ERISA, on or after September 26, 1980. Except as set forth in Schedule 3.15, AFG and the AFG Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement that cannot be amended or terminated without incurring any liability thereunder.

                          (j) With respect to each Employee Plan, AFG has delivered to KeyCorp a true and correct copy of (i) the most recent annual report on Form 5500, if any, filed with the IRS, (ii) such Employee Plan, (iii) each trust agreement and insurance contract relating to such Employee Plan, (iv) the most recent summary plan description for such Employee Plan, (v) the most recent actuarial report or valuation if such Employee Plan is subject to Title IV of ERISA, and (vi) the most recent determination letter issued by the IRS if such Employee Plan is intended to be qualified under Section 401(a) of the Code.

                          SECTION 3.16 Properties and Other Assets.

                          (a) Real Property. Schedule 3.16 sets forth a complete and correct list of all real property owned, leased, or operated by AFG or any AFG Subsidiary and copies of each such mortgage, lease or other agreement have heretofore been provided to KeyCorp. Except as set forth on Schedule 3.16, neither AFG nor any AFG Subsidiary owns any real property. Except as set forth in
         Schedule 3.16, all properties listed in Schedule 3.16 as being owned, leased, or operated by them in each case are free and clear of any liens, claims, charges, options, encumbrances, or similar restrictions except liens for current taxes and assessments not yet due and payable and utility and other easements that do not interfere with the use of the property for the business being conducted thereon.

                          (b) Intellectual Property. Schedule 3.16 also contains a complete list or description of all registered trademarks, trade names and patents owned, applied for or used or otherwise held by AFG or any AFG Subsidiary for use in its or their respective business. AFG or an AFG Subsidiary owns or possesses all rights to its respective corporate name and to all registered trademarks, trade names, patents, patent applications, trade secrets, processing and billing systems, loss exposure programs, contract acquisitions standards programs, other computer programs, and all other proprietary software, data bases, systems, and other information used by AFG or any such AFG Subsidiary directly in its respective business. Neither the operation of any such business nor any of the loans and services provided by AFG or any AFG Subsidiary infringe upon any proprietary rights of any third party. Neither AFG nor any AFG Subsidiary has received, or is aware of any basis for, any notice or claim alleging that it has infringed on any other party's intellectual property rights in the conduct of its business nor challenging the validity in any respect of its ownership or use of any such intellectual property. None of the intellectual property which, individually or in the aggregate, is material to the business of AFG or any AFG Subsidiary, the value of which to AFG or any AFG Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed by AFG or any AFG Subsidiary to any person other than its own respective employees, representatives and agents, except pursuant to written presently effective, and fully enforceable employment or non-disclosure agreements.

                          SECTION 3.17 Knowledge As to Conditions. AFG knows of
no reason why the approvals, consents and waivers of governmental authorities referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto or why the accountants' letter referred to in Section 6.2(a) cannot be obtained.

                          SECTION 3.18 Compliance with Laws. Except as set forth
in Schedule 3.18, (a) AFG and each AFG Subsidiary has complied in all material respects with all laws, regulations, and orders (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations) and governing instruments applicable to any of them and to the conduct of its or their respective business and (b) neither AFG nor any AFG Subsidiary is in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any agency or any government or court, whether federal, state, municipal, or local and whether at law or in equity.

                          SECTION 3.19 Fees. Other than financial advisory
services performed for AFG by Invemed Associates, Inc. ("Invemed") and CS First Boston Corporation, neither AFG nor any AFG Subsidiary, nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for AFG or any AFG Subsidiary, in connection with this Agreement or the transactions contemplated hereby. The fees and expenses payable by AFG and any AFG Subsidiary to CS First Boston Corporation shall be as set forth in the engagement letter, dated March 2, 1995, from CS First Boston Corporation to Mr. Frank Borman, Chairman of the Board of AFG (with confirmation by CS First Boston Corporation that the consolidated liabilities of AFG reflected in its financial statements are not treated as part of the "Aggregate Consideration" paid or payable, or otherwise distributable to, AFG's shareholders). The fees and expenses payable to Invemed are payable out of the fees and expenses payable to CS First Boston Corporation.

                          SECTION 3.20 Registration Statement. The information
to be supplied by AFG for inclusion in (a) the Registration Statement on Form S-4 to be filed with the SEC by KeyCorp for the purpose of, among other things, registering the KeyCorp Common Stock to be issued to the shareholders of AFG in the Merger (the "Merger Registration Statement"), (b) the proxy statement to be filed with the SEC by AFG under the Exchange Act and distributed in connection with the AFG Meeting (as defined in Section 5.10) to vote upon this Agreement (as amended or supplemented from time to time, the "Proxy Statement," and together with the prospectus included in the Registration Statements (as defined below), as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), or (c) the Registration Statement on Form S-1, Form 10 or other applicable form to be filed with the SEC by Patlex for the purpose of registering the Patlex Common Stock to be distributed to holders of AFG Common Stock in connection with the Distribution (the "Spinoff Registration Statement"; together with the Merger Registration Statement, the "Registration Statements") will not, at the time either such Registration Statement becomes effective, and, in the case of the Proxy Statement/Prospectus, at the time it is mailed and at the time of the AFG Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which AFG is responsible for filing with the SEC and any other Regulator in connection with the Merger will comply as to form in all material respects with the provisions of applicable law, except that no representation is made by AFG with respect to statements made therein based on information supplied by KeyCorp for inclusion in the Proxy Statement or the Spinoff Registration Statement, respectively, or with respect to information concerning KeyCorp or any of its Subsidiaries incorporated by reference in the Proxy Statement.

                          SECTION 3.21 [Intentionally Deleted]

                          SECTION 3.22 No Material Adverse Change. Since June
30, 1994, there has been no material adverse change in the business, properties, financial condition, results of operations, or prospects of AFG or any AFG Subsidiary.

                          SECTION 3.23 Anti-takeover Provisions Inapplicable.
There is no "supermajority vote," "control share acquisition," "merger moratorium," or other "anti-takeover" provision of the CGCL, the California Corporate Securities Law, or the corporation or "Blue Sky" law of any other jurisdiction applicable to the Merger or the Option Agreement or requiring the filing of a proxy statement/prospectus or any other document with any Regulator in connection with the ownership or the change in ownership of AFG Common Stock (other than "Blue Sky" filings required in connection with the issuance of KeyCorp Common Stock to holders of AFG Common Stock), and no moratorium on "significant business transactions" will arise under the CGCL with respect to the Merger or any of the other transactions contemplated by this Agreement or the Option Agreement.

                          SECTION 3.24 Material Interests of Certain Persons.
Except as disclosed in AFG's Proxy Statement for its 1994 Annual Meeting of Shareholders, and except as set forth in Schedule 3.24, no officer or director of AFG, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract, arrangement, or property (real or personal), tangible or intangible, used in or pertaining to the business of AFG or any AFG Subsidiary as of the date of this Agreement.

                          SECTION 3.25 Insurance. Schedule 3.25 sets forth a
list of all insurance policies and programs maintained by AFG and each AFG Subsidiary, including the name of the insurer, the risks insured against, current expiration dates and renewal options, the amount of the coverage, and any applicable deductibles, retentions, co-pay obligations and other material provisions.

                          SECTION 3.26 Voting and Affiliates Agreements.

                          (a) Voting Agreements. AFG has obtained, or on or before March 27, 1995 will obtain, from the directors, officers, and other shareholders of AFG listed on Exhibit F-1 attached hereto a Voting Agreement and Irrevocable Proxy in the form of Exhibit F-2 attached hereto (individually, a "Voting Agreement" and collectively, the

         "Voting Agreements") executed by each such shareholder. AFG shall not contest the validity or enforceability of any of the Voting Agreements and shall not join in, assist or help to fund (whether through advancement of expenses or otherwise) any such contest.

                          (b) Affiliates Agreements. AFG has identified to KeyCorp in writing all persons who are "Affiliates" of AFG as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). AFG has obtained, or prior to the mailing of the Proxy Statement/Prospectus to AFG's shareholders will obtain, a written agreement in the form of Exhibit G attached hereto from each person whom it has heretofore identified as an Affiliate.

                          SECTION 3.27 GECC Agreement. Except with respect to
the Merger, there is no default or breach by AFG or any AFG Subsidiary of the Motor Vehicle Installment Contract Loan and Security Agreement, dated March 26, 1993, between AFG and General Electric Capital Corporation, a New York corporation ("GECC"), as amended to date (the "GECC Agreement"), no event has occurred which with the passage of time or the giving of notice would constitute a default or breach of the GECC Agreement, and there is no basis for GECC to allege any such present or prospective default or breach.

                          SECTION 3.28 Loan Servicing Activity. AFG has
delivered to KeyCorp true and complete copies of all servicing agreements ("Servicing Agreements") to which AFG or one of the AFG Subsidiaries is a party as of the date hereof, and all such Servicing Agreements are listed on Schedule
3.28. All of the Servicing Agreements are valid and binding obligations of AFG or one of the AFG Subsidiaries and are in full force and effect, and are enforceable in accordance with their terms. Except for the matters set forth in
Schedule 3.28 (each of which, in the reasonable opinion of AFG, will be resolved as described in Schedule 3.28), there is no default or breach or claim of default or breach by any party under, or dispute regarding the material terms of, any such Servicing Agreement, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by any party under any such Servicing Agreement or would permit termination, modification or acceleration of any such Servicing Agreement. There is no pending or, to the best knowledge of AFG or any AFG Subsidiary, threatened, cancellation of any Servicing Agreement, and neither AFG nor any AFG Subsidiary has received any notice to the effect that any party to any Servicing Agreement intends to cease doing business with AFG or any AFG Subsidiary. Except as set forth in Schedule 3.28, no sanctions or penalties have been imposed upon AFG or any AFG Subsidiary subsequent to June 30, 1992 under any Servicing Agreement or under any applicable regulation.

                          SECTION 3.29 Compliance with Lending Regulations.

                          (a) Business Compliance. AFG, each of the AFG Subsidiaries and, with respect to all currently outstanding loans of, or current extensions of credit by, AFG or any AFG Subsidiary, including, without limitation, outstanding loans sold or pledged by AFG or AFG Receivables in a Securitization Transaction (individually an "AFG Loan", and collectively, the "AFG Loans"), each prior servicer and originator of any such AFG Loan, has been and is (including without limitation, with respect to the documentation, underwriting, origination, purchase, assumption, modification, sale, pooling and servicing of AFG Loans by AFG, the AFG Subsidiaries and such prior servicers and originators) in compliance with all regulations, orders, writs, decrees, injunctions and other requirements of any court or governmental authorities applicable to it, its properties and assets and its conduct of its business including, without limitation, (i) the rules, regulations and requirements of any applicable agency, (ii) any applicable local, state or federal laws or ordinances, and any regulations or orders issued thereunder, governing or pertaining to unlawful discrimination in lending (including without limitation, equal credit opportunity, retail installment sales, and fair credit reporting), truth-in-lending, or consumer credit (including without limitation the Federal Consumer Credit Protection Act, the Federal Truth-in-Lending Act and Regulation Z thereunder, and the Federal Equal Credit Opportunity Act and Regulation B thereunder) and (iii) all applicable usury and interest limitations laws. Without limitation on the foregoing, AFG, each AFG Subsidiary and each prior servicer and originator of the AFG Loans has been and is in compliance in all respects with all servicer and other requirements of the applicable agencies, investors, or other parties to Servicing Agreements (including, without limitation, any applicable net worth requirements) which are applicable to it, and all applicable underwriting standards of such agencies, investors, or other parties to Servicing Agreements.

                          (b) Reporting Compliance. AFG and each AFG
         Subsidiary, as the case may be, have each timely filed all reports required to be filed by any governmental agency, rating agency, investor, insurer, or parties to Servicing Agreements or by any federal, state or municipal law, regulation or ordinance. None of AFG, any AFG Subsidiary, nor, with respect to any AFG Loan, any prior originator or servicer of any such AFG Loan, has done or failed to do, or has caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of any governmental agency, rating agency, insurer or investor, or other party to any Servicing Agreement, (ii) any vehicle insurance policy, (iii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by any agency, insurer or investor, or other party to any Servicing Agreement or (vi) any surety or guaranty agreement.

                          (c) No Claim or Basis for Violation. Except as set forth in Schedule 3.29, since June 30, 1992, no governmental agency, rating agency, investor, insurer or other party to any Servicing Agreement has (i) claimed that AFG or any AFG Subsidiary has violated or not complied with the applicable underwriting standards and loan processing criteria with respect to AFG Loans sold by AFG or any AFG Subsidiary to an investor in any Securitization Transaction or otherwise or (ii) imposed restrictions on the activities (including commitment authority) of AFG or any AFG Subsidiary. To the best knowledge of AFG, there exist no facts or circumstances which would entitle an investor in any Securitization Transaction to demand repurchase by AFG or any AFG Subsidiary of any AFG Loan or which would entitle an insurer to demand indemnification from AFG or any AFG Subsidiary with respect to any AFG Loan.

                          SECTION 3.30 Inquiries. Schedule 3.30 contains a true
and correct list of all of the audits, investigations, complaints and inquiries of AFG or any AFG Subsidiary by any agency or investor commenced since June 30, 1992, the result of which audits or investigations claimed a failure to comply with applicable regulations and resulted in (a) a repurchase of AFG Loans from AFG or any AFG Subsidiary, (b) indemnification by AFG or any AFG Subsidiary in connection with AFG Loans, (c) rescission of an insurance or guaranty contract or agreement, or (d) payment of a penalty to any agency or any investor. No such audit or investigation is pending or, to the best knowledge of AFG, threatened. AFG has made available to KeyCorp copies of all written reports and materials received by it or any AFG Subsidiary in connection with such audits, investigations, complaints and inquiries.

                          SECTION 3.31 Representations. Except as set forth in
Schedule 3.31, there is no material breach or violation of any representation, warranty, or covenant made by AFG, any AFG Subsidiary or any other person (including, without limitation, all prior servicers and originators) to any investor or other person in connection with the origination, purchase, or servicing of any AFG Loan or the transfer of the ownership of any AFG Loan and/or the servicing rights thereto to such investor or other person.

                          SECTION 3.32 Advances. Except as set forth in Schedule
3.32, there are no pooling, participation, servicing or other agreements to which AFG or any AFG Subsidiary is a party which obligate any of them to make servicing advances with respect to defaulted or delinquent AFG Loans, including each "Purchase Agreement," "Pooling and Servicing Agreement," "Placement Agency Agreement," and "Servicer's Indemnification

Agreement" to which either AFG or any AFG Subsidiary was a party in any Securitization Transaction.

                          SECTION 3.33 Securitization Transactions.

                          (a) AFG, as the servicer (for purposes of this Agreement, the "Securitization Servicer") of each outstanding transaction under which AFG Receivables has sold or pledged AFG Loans in a securitization sold as a private placement under the Securities Act (a "Securitization Transaction"), has complied in all material respects with all agreements and all conditions to be performed or satisfied by it with respect to all agreements and arrangements pursuant to which it is bound under such Securitization Transaction (such agreements and arrangements are collectively referred to as the "Securitization Instruments"). Schedule 3.33 contains a list of all such Securitization Transactions.

                          (b) Neither AFG nor any AFG Subsidiary or other affiliate of any of them which is the issuer or depositor for purposes of the "Securities" definition in any Securitization Transaction
         (a "Securitization Issuer"), no entity which is a trustee ("Securitization Trustee") for any Securitization Transaction and no Securitization Servicer has taken any action which would cause any trust, corporation, partnership or other entity ("Securitization Entity") to be registered as an investment company pursuant to the Investment Company Act of 1940, as amended (the "Investment Company Act"), or which would cause any Securitization Entity to be "controlled by" an investment company within the meaning of the Investment Company Act.

                          (c) Each Securitization Issuer, Securitization Trustee and Securitization Servicer has performed all of its respective obligations under the Securitization Instruments and under any other existing law relating to Securitization Transactions, and has made all filings required to be made by or under the Exchange Act.

                          (d) No Securitization Issuer, Securitization Trustee or Securitization Servicer has taken any action which would adversely affect the characterization or tax treatment for federal, state or local income or franchise tax purposes of any Securitization Entity or any securities issued in a Securitization Transaction, and all required federal, state and local tax and information returns relating to any Securitization Transaction have been properly filed.

                          (e) No private placement memorandum, or any supplement or amendment thereto, as of the date on which it was issued by a Securitization Entity in any Securitization Transaction, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and no securities were issued or sold by AFG or any AFG Subsidiary in violation of Section 5 of the Securities Act in any Securitization Transaction.

                          (f) Each representation and warranty made by AFG or AFG Receivables in each "Purchase Agreement," "Pooling and Servicing Agreement," "Placement Agency Agreement," and "Servicer's Indemnification Agreement" to which either of them was a party in any Securitization Transaction was true and correct in all material respects whenever made or updated by either of them, and AFG and AFG Receivables have each fully performed and carried out each covenant and agreement made by either of them in any such agreement.

                          (g) No rating agency has downgraded, or given AFG or AFG Receivables any indication that it is considering a downgrading of any securities issued in any Securitization Transaction, or of its rating of any Securitization Servicer.

                          (h) No Securitization Issuer, Securitization Trustee or Securitization Servicer has taken any action in contemplation of entering into any Securitization Transaction as of or after the date hereof, except as expressly permitted by Section 2.2(a).

                          (i) The information set forth in the monthly servicing reports for January 1995, which were previously furnished by AFG to KeyCorp, is accurate in all material respects.

                          SECTION 3.34 Accuracy of Information. The statements
contained in this Agreement, the Schedules attached hereto, and in any other written document executed and delivered by or on behalf of AFG pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit to state any material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF KEYCORP AND KEYSUB

                          KeyCorp and KeySub represent and warrant to AFG that:

                          SECTION 4.1 Recitals True. The facts set forth in the
Recitals of this Agreement with respect to KeyCorp and KeySub are true and correct.

                          SECTION 4.2 Capital Stock of KeyCorp. As of the date
hereof, KeyCorp has: 900,000,000 authorized Common Shares, with a par value of $1 each (the "KeyCorp Common Stock"), of which 242,901,125 shares were issued and outstanding as of February 28, 1995, (together with the KeyCorp Rights issued pursuant to the KeyCorp Rights Plan), 25,000,000 authorized shares of Preferred Stock, with a par value of $1 each, none of which is outstanding, and 1,400,000 authorized shares of 10% Cumulative Preferred Stock, Class A, of which 1,280,000 shares are outstanding as of the date hereof. As of the date hereof, KeySub has: 500 authorized Common Shares, without par value (the "KeySub Common Stock"). As of the date hereof, no more than 20,000,000 shares of KeyCorp Common Stock were reserved for issuance upon the exercise of outstanding stock options granted by KeyCorp pursuant to its stock option plans for employees and directors. There are no other classes of capital stock of KeyCorp or KeySub authorized. All outstanding shares of capital stock of KeyCorp and KeySub are duly authorized, validly issued and outstanding, fully paid and non-assessable, and subject to no pre-emptive rights.

                          SECTION 4.3 Organization and Authority. Each direct or
indirect subsidiary of KeyCorp that is a significant subsidiary as defined in Rule 1-02 of Regulation S-X promulgated by the SEC (individually a "KeyCorp Subsidiary" and collectively, the "KeyCorp Subsidiaries") is a corporation or a banking institution in each case duly organized, validly existing and in good standing under the laws of the state of its incorporation or of the United States. KeyCorp owns all of the outstanding stock of each KeyCorp Subsidiary, free and clear of all liens, charges, encumbrances, and security interests. Each of KeyCorp and the KeyCorp Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, individually or in the aggregate, would not have a Material Adverse Effect (as defined in Section 9.1) where such qualification is required, to carry on its business as it is now being conducted and to own, lease, or operate all of its material properties and assets. KeyCorp and each KeyCorp Subsidiary have all federal, state, local and foreign governmental licenses, franchises, permits, and other authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, other than any licenses, franchises, permits and other authorization the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect on KeyCorp. KeyCorp has previously made available to AFG true and complete copies of the Amended and Restated Articles of Incorporation and the Regulations of KeyCorp, as in effect on the date of this Agreement.

                          SECTION 4.4 Authorization. KeyCorp and KeySub have the
requisite corporate power and authority to execute and deliver this Agreement and the Option Agreement and to carry out their respective obligations hereunder and thereunder. The execution, delivery, and performance of (a) this Agreement by KeyCorp and KeySub, (b) the Option Agreement by KeyCorp, and (c) the Employment and Non-competition Agreements, each dated the date hereof, between KeySub and each of A. E. Steinhaus and Blair T. Nance (the "Employment Agreements") by KeySub and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved, as appropriate in each case, by the Executive Committee of the Board of Directors of KeyCorp, by the Board of Directors of KeySub and by KeyCorp as the sole shareholder of KeySub, and no other corporate action is necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of KeyCorp has received the opinion of Salomon Brothers with respect to the Merger. This Agreement is a valid and binding agreement of KeyCorp and KeySub enforceable against KeyCorp and KeySub in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

                          SECTION 4.5 No Breaches; Consent Obtained.

                          (a) No Breaches or Violations. The execution, delivery and performance of this Agreement by KeyCorp and KeySub does not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming the approvals and consents referred to in
         Section 6.1 are obtained, a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute a default under), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge, or other encumbrance upon any of the properties or assets of KeyCorp or any of the KeyCorp Subsidiaries under, any law, rule or regulation, any applicable provision of or any judgment, decree, order, governmental permit or license, or any note, bond, mortgage, deed of trust, license, lease, agreement, indenture or other instrument or obligation of KeyCorp or any KeyCorp Subsidiary or to which KeyCorp or any KeyCorp Subsidiary (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on KeyCorp and the KeyCorp Subsidiaries, taken as a whole, or enable any person to enjoin the Merger or (ii) a breach or violation of the Amended and Restated Articles or Incorporation or the Regulations of KeyCorp or the charter or by-laws of any KeyCorp Subsidiary.

                          (b) Consent Obtained. The execution, delivery and performance of this Agreement by KeyCorp does not, and the consummation of the transactions contemplated hereby will not, require any approval, consent, authorization, waiver, permit of or from, or filing with or notification to, any person, public body, or authority other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 6.1(b), (ii) the approval of the shareholders of AFG referred to in Section 3.5(b) hereof, (iii) such approvals, consents or waivers as are required under the federal and state securities or "Blue Sky" laws in connection with the transactions contemplated by this Agreement or the Option Agreement, and (iv) the filing of a Certificate of Merger with the Secretary of State of the State of Ohio and the filing of an officer's certificate and a copy of this Agreement with the Secretary of State of the State of California pursuant to the OGCL and the CGCL, respectively.

                          SECTION 4.6 Certain Statements, Reports and Documents.
KeyCorp has delivered to AFG its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and all other documents, as amended prior to the date of this Agreement, filed or to be filed subsequent to December 31, 1993 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC (the "KeyCorp Reports"). As of their respective dates, the KeyCorp Reports did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets in or incorporated by reference into the KeyCorp Reports (including any related notes and schedules thereto) fairly presents and will fairly present the consolidated financial position of KeyCorp as of its date and each of the consolidated statements of income and changes in stockholder's equity and cash flow or equivalent statements in or incorporated by reference into the KeyCorp Reports (including any related notes and schedules thereto) fairly presents and will fairly present the consolidated results of operations or consolidated changes in cash flows, as the case may be, of KeyCorp for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the period involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                          SECTION 4.7 No Material Adverse Change. Except as
disclosed in any KeyCorp Report, since December 31, 1993, there has been no material adverse change in the business, financial condition, results of operations, or prospects of KeyCorp and the KeyCorp Subsidiaries taken as a whole.

                          SECTION 4.8 Compliance with Applicable Law. KeyCorp
and each KeyCorp Subsidiary has complied in all material respects with all laws, regulations, and orders (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and governing instruments) applicable to any of them and to the conduct of its or their respective business, except where the failure to so comply, either individually or in the aggregate, would not have a Material Adverse Effect on KeyCorp and the KeyCorp Subsidiaries taken as a whole and (b) neither KeyCorp nor any KeyCorp Subsidiary is in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any agency or any government or court, whether federal, state, municipal, or local and whether at law or in equity, except where such default or such event, either individually or in the aggregate, would not have a Material Adverse Effect on KeyCorp and the KeyCorp Subsidiaries taken as a whole.

                          SECTION 4.9 Fees. Other than financial advisory
services performed for KeyCorp by Salomon Brothers Inc, neither KeyCorp nor any of the KeyCorp Subsidiaries, nor any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

                          SECTION 4.10 KeyCorp Common Stock. The KeyCorp Common
Stock to be issued in the Merger is duly authorized and, when issued to holders of AFG Common Stock in connection with the Merger, will be validly issued, fully paid and non-assessable and not subject to preemptive rights, with no personal liability attaching thereto.

                          SECTION 4.11 Knowledge As to Conditions. KeyCorp knows
of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in the proviso thereto.

                          SECTION 4.12 Registration Statement. The information
to be supplied by KeyCorp for inclusion in the Registration Statements will not, at the time either such Registration Statement becomes effective, and, in the case of the Proxy Statement/Prospectus, at the time it is mailed and at the time of the AFG Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which KeyCorp is responsible for filing with the SEC and any other Regulator in connection with the Merger will comply as to form in all material respects with the provisions of applicable law, except that no representation is made by KeyCorp with respect to statements made therein based on information supplied by AFG for inclusion in the Proxy Statement or the Spinoff Registration Statement, respectively, or with respect to information concerning AFG or any AFG Subsidiary incorporated by reference in the Proxy Statement.

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



                                    ARTICLE V
                                    COVENANTS

                          SECTION 5.1 Acquisition Proposals. Unless and until
this Agreement shall have been terminated by either party pursuant to Article VII hereof, AFG agrees that neither it nor any AFG Subsidiary nor any of the respective officers and directors of AFG or any AFG Subsidiary shall, and AFG shall direct and cause its and any AFG Subsidiary's employees, agents and representatives (including, without limitation, any investment banker, attorney, or accountant retained by it or any of its subsidiaries) not to, (i) initiate, solicit, or encourage, directly or indirectly, any inquiries or the making of any proposal or offer, or enter into any agreement or instrument evidencing any proposal or offer (including, without limitation, any proposal or offer to shareholders of AFG) with respect to a merger, consolidation or similar transaction involving, or any purchase of, or right to purchase, all or any significant portion of the assets or any equity securities of, or any securities convertible into or otherwise evidencing any equity securities of, AFG or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, (ii) except to the extent legally required for the discharge by AFG's Board of Directors of its fiduciary duties as advised in writing by such Board's counsel, engage in any negotiations concerning, or assist, cooperate or provide any information or data to, or have any discussions with, any person, corporation, partnership or other entity or group (other than KeyCorp) relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. AFG will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. In addition, AFG will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1. AFG will notify KeyCorp immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with AFG, and AFG will provide to KeyCorp the identity of any person, corporation, partnership, or other entity or group making such inquiries or proposals.

                          SECTION 5.2 Employment and Benefit Matters.

                          (a) Service Credit. In the event that any employee of AFG or any AFG Subsidiary is transferred to KeyCorp or any affiliate of KeyCorp or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed to by KeyCorp or any of its affiliates, KeyCorp shall cause such plan, program, or arrangement to treat the prior service of such employee with AFG or any AFG Subsidiary as service rendered to KeyCorp or its affiliate, as the case may be, for purposes of eligibility to participate, vesting and eligibility for special benefits under such plan, program, or arrangement, but not for the purpose of accrual of benefits or determining the amount of any retiree medical benefits. Without limitation on the foregoing, KeyCorp shall not treat any employee of AFG or any AFG Subsidiary as a "new" employee for purposes of any exclusion under any health or similar plan of KeyCorp or any of its affiliates for a pre-existing medical condition.

                          (b) Employment, Severance, and Other
         Obligations. Following the Effective Time, KeyCorp shall honor in accordance with their terms all employment, severance, and other compensation contracts between AFG or any AFG Subsidiary (other than Patlex) and any director, officer, or employee of AFG or any AFG Subsidiary (other than Patlex).

                          SECTION 5.3 Investigation and Confidentiality. Prior
to the Effective Time, KeyCorp and AFG each will keep the other party promptly advised of all material developments relevant to its business and to the consummation of the Merger and may make or cause to be made such investigation, if any, of the business, properties, operations, and financial and legal condition of the other party and its respective subsidiaries as KeyCorp or AFG reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations, and condition, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. KeyCorp and AFG each agrees to furnish the other party and the other party's advisors with such financial and operating data and other information with respect to its business, properties, and employees as KeyCorp and AFG shall from time to time reasonably request. No investigation by one party shall affect the representations and warranties of the other party and, subject to Sections 7.2 and 9.3 of this Agreement, each such representation and warranty shall survive any such investigation. Each party shall maintain the confidentiality of all confidential information furnished to it by the other party in accordance with the terms of the Confidentiality Agreements, dated March 3, 1995 between AFG and KeyCorp, and dated March 7, 1995 between KeyCorp and AFG.

                          SECTION 5.4 Certain Filings, Consents and
Arrangements. KeyCorp, KeySub and AFG shall (a) as soon as practicable after the date hereof, make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby or by the Option Agreement, (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any other relevant federal, state, local or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents, or waivers, and (c) deliver to the other party copies of the publicly available portions of all such filings and applications promptly after they are filed. In addition, AFG and the AFG Subsidiaries will use their best efforts to obtain, to the extent necessary, from the other party or parties to all AFG Loans, Servicing Agreements, indentures, leases, contracts, and other agreements to which any of them is a party, or by which any of their assets may be bound, appropriate consents and waivers in writing to the transactions contemplated by this Agreement or the Option Agreement and/or such amendments, assignments, or modifications of such documents as may be required in order that the Merger shall not conflict therewith, result in a breach or termination of any provision thereof, or result in any default thereunder, or result in the creation of any lien, pledge, claim, security interest, encumbrance, charge, or restriction on any of the properties or assets of AFG or any AFG Subsidiary pursuant thereto.

                          SECTION 5.5 State Anti-takeover Statutes. AFG shall
take all reasonable steps (a) to exempt AFG and the Merger Agreement and Option Agreement and the transactions contemplated hereby and thereby from the requirements of any state anti-takeover, control share, merger moratorium, or other similar law by action of its Board of Directors or otherwise, (b) upon the request of KeyCorp, to assist in any challenge by KeyCorp to the applicability to the Merger Agreement and Option Agreement and the transactions contemplated hereby and thereby of any such state anti-takeover law, and (c) promptly notify KeyCorp upon receipt by AFG of any notice, order, inquiry or other communication, written or oral, received from any state securities law administrator or other party with respect to any such matter.

                          SECTION 5.6  Indemnification.

                          (a) From and after the Effective Time, KeyCorp agrees to indemnify and advance reasonable costs and expenses for services actually performed and invoiced (including reasonable attorneys' fees, disbursements and expenses) and hold harmless each present director and officer of AFG or its subsidiaries as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at, or after the Effective Time, to the full extent that AFG would have been required under California law or its Articles of Incorporation or By-laws in effect on the date hereof to indemnify such person (and KeyCorp shall also advance expenses as incurred to the full extent required under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under California law and AFG's Articles of Incorporation and By-laws or otherwise applicable to AFG shall be made by independent counsel selected jointly by KeyCorp and the Indemnified Party.

                          (b) Any Indemnified Party wishing to claim indemnification under Section 5.6(a) shall notify KeyCorp within forty-five days upon learning of any such claim, action, suit, proceeding, or investigation, but the failure to so notify KeyCorp shall not relieve KeyCorp of any liability it may have to such Indemnified Party if such failure does not prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time),
         (i) KeyCorp shall have the right to assume the defense thereof and KeyCorp shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if KeyCorp elects not to assume such defense or counsel for the Indemnified Parties and advises such Indemnified Parties that there are issues which raise conflicts of interest between KeyCorp and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and KeyCorp shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that KeyCorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) KeyCorp shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld; and provided, further, that KeyCorp shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then KeyCorp and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                          (c) For a period of three years after the Effective Time, KeyCorp shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by AFG (provided that KeyCorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to such directors and officers) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall KeyCorp be obligated to expend, in order to maintain or provide insurance pursuant to this Subsection 5.6(c), any amounts per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by AFG for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, KeyCorp shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that KeyCorp acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, KeyCorp's obligations under this Subsection 5.6(c) may be satisfied by such self insurance.

         SECTION 5.7 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents, and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         SECTION 5.8 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter AFG and KeyCorp shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities
exchange with   respect thereto.

         SECTION 5.9 Proxy; Registration Statement. As soon as practicable after the date hereof, KeyCorp and AFG shall prepare the Proxy Statement, file it with the SEC, respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of AFG Common Stock. KeyCorp and AFG shall cooperate with each other in the preparation of the Proxy

Statement. KeyCorp shall prepare and file the Merger Registration Statement with the SEC as soon as is reasonably practicable following receipt of final comments from the staff of the SEC on the Proxy Statement (or advice that the staff will not review such filing) and shall use all reasonable efforts to have the Merger Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Merger Registration Statement. KeyCorp shall also take any action required to be taken under state "Blue Sky" or securities laws in connection with the issuance of the KeyCorp Common Stock pursuant to the Merger, and AFG shall furnish KeyCorp all information concerning AFG and the holders of its capital stock and shall take any action as KeyCorp may reasonably request in connection with any such action.

         SECTION 5.10 Shareholders' Meeting. AFG shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and By-laws, to convene a special meeting of the holders of AFG Common Stock (the "AFG Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The AFG Meeting shall be held on a date mutually agreed upon by KeyCorp and AFG, but in all events as soon as reasonably practicable after the Registration Statements are declared effective. AFG shall submit the Proxy Statement to its shareholders and use its best efforts to obtain all votes and approvals of its shareholders necessary for the approval and adoption of this Agreement. AFG shall submit no other matter for approval at the AFG Meeting without the consent of KeyCorp. AFG will not distribute any information to its shareholders with respect to the transactions contemplated hereby without prior notice to, and opportunity to comment upon such information by, KeyCorp. AFG will, at the AFG Meeting, present this Agreement for approval and adoption by its shareholders, in accordance with the applicable requirements of law. Except to the extent legally required for the discharge by the Board of Directors of AFG of its fiduciary duties, The Board of Directors of AFG shall recommend, and shall use its best efforts to cause, the holders of the AFG Common Stock to vote in favor of and approve the Merger and adopt this Agreement at the AFG Meeting.

         SECTION 5.11 Additional Affiliate Agreements. Hereafter and until the Effective Time, AFG shall identify to KeyCorp each additional person who thereafter becomes an Affiliate and shall promptly deliver written and executed agreements in the form of Exhibit G attached hereto to KeyCorp for each such person.

         SECTION 5.12 Tax-Free Reorganization Treatment. Neither AFG nor any of its affiliates, nor KeyCorp nor any of its affiliates shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section
368(a) of the Code. In the event that the Distribution is ultimately determined to be a taxable distribution (for whatever reason) by the Internal Revenue Service, any state taxing authority or a court, or pursuant to a settlement of a disputed tax deficiency, regardless of when the Closing occurs, or by KeyCorp if the Closing occurs on or prior to August 24, 1995 or the closing condition in Section 6.2(j) is not satisfied, neither AFG, Patlex, KeyCorp, the Surviving Corporation nor any affiliate of any of them (other than a person who shall have been a recipient of the Distribution) shall have any liability for the payment of any taxes, interest or penalties imposed on the recipients of the Distribution arising as a result of any such determination. If the Closing occurs on or prior to August 24, 1995, liability for the payment of any taxes, interest or penalties imposed upon AFG, the Surviving Corporation or KeyCorp as a result of such determination or settlement ("Corporate Spinoff Taxes") shall be paid in accordance with Section 1.9(a). If the Closing occurs after August 24, 1995 and such determination or settlement is attributable to any action taken by KeyCorp, KeySub, the Surviving Corporation or any of their shareholders or affiliates, KeyCorp shall pay (and shall indemnify Patlex against) the Corporate Spinoff Taxes. If the Closing occurs after August 24, 1995 and such determination or settlement is attributable to any action (other than the continuing conduct of its business activities substantially in the manner conducted prior to the date of this Agreement) taken by Patlex or any of its shareholders or affiliates, Patlex shall pay (and shall indemnify AFG, the Surviving Corporation and KeyCorp against) the Corporate Spinoff Taxes. If the Closing occurs after August 24, 1995 and such determination is not attributable to any action (other than the continuing conduct of its business activities substantially in the manner conducted prior to the date of this Agreement) either by Patlex or any of its shareholders or by KeyCorp, KeySub, the Surviving Corporation or any of their affiliates, KeyCorp shall pay the first $2,500,000 of the Corporate Spinoff Taxes and Patlex shall pay the amount, if any, by which the Corporate Spinoff Taxes exceed $2,500,000.

                          SECTION 5.13 Documents and Information to be Furnished
by AFG. AFG will furnish to KeyCorp promptly after such documents are available
(a) the monthly financial statements of AFG and the AFG Subsidiaries (in the same form, and prepared on the basis of the same accounting principles and procedures used in, the preparation of the monthly financial statements previously provided by AFG to KeyCorp), (b) all filings or reports filed by AFG or the AFG Subsidiaries with federal, state, or other governmental agencies having supervisory or regulatory authority over the activities or securities of AFG or the AFG Subsidiaries, and (c) true and complete copies of such information concerning the affairs of AFG or the AFG Subsidiaries as KeyCorp and its representatives may reasonably request, including, without limitation, all internal control reports submitted to AFG or the AFG Subsidiaries by independent accountants in connection with each annual, interim, or special audit of the books made by such accountants, all management reports prepared by AFG pertaining to credit quality and the status of AFG Loans and Servicing Agreements and all reports sent to the holders of the Asset Backed Certificates of any class pursuant to all Securitization Transactions.

                          SECTION 5.14 Notification of Certain Matters. During
the period from the date of this Agreement to the Effective Time, AFG shall promptly notify KeyCorp of (a) any material change in the normal course of its business or the respective business of any AFG Subsidiary, (b) any governmental complaints, audits, investigations, or hearings (or communications indicating that the same may be contemplated), or (c) the institution or the threat of litigation involving AFG or any AFG Subsidiary, other than in the normal course of its business.

                          SECTION 5.15 Tax Representations of AFG. AFG shall
make all representations and warranties and obtain such certificates from certain of its officers and directors, in each case as may reasonably be requested by counsel for either AFG or KeyCorp, and from certain of its shareholders, in the form of Exhibit H attached hereto, in order for such counsel to issue the respective tax opinion referred to in Section 6.1(f) hereof.

                          SECTION 5.16 Tax Representations of KeyCorp and
KeySub. KeyCorp and KeySub shall make all representations and warranties and obtain such certificates from their officers, directors or shareholders reasonably requested by counsel for either AFG or KeyCorp in order for such counsel to issue the respective tax opinion referred to in Section 6.1(f) hereof.

                          SECTION 5.17 Voting Agreements. AFG shall deliver to
KeyCorp by March 27, 1995 all of the Voting Agreements.

                          SECTION 5.18 Merger Consideration. At the Effective
Time, KeyCorp shall make arrangements to timely provide the Merger Consideration to the Exchange Agent to enable the Exchange Agent to deliver the Merger Consideration in accordance with Article I of this Agreement.

                          SECTION 5.19 NYSE Listing. KeyCorp and KeySub will use
their best efforts to maintain KeyCorp's listing on the NYSE. Prior to the Closing and in accordance with applicable rules and regulations, KeyCorp and KeySub shall file a Subsequent Listing Application with the NYSE to list any additional shares of KeyCorp Common Stock to be issued to holders of AFG Common Stock in connection with the Merger.

                          SECTION 5.20 Best Efforts. Each of KeyCorp, KeySub and
AFG shall use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement on a prompt basis, including such actions as any of the parties consider necessary, proper, or advisable in connection therewith, including, without limitation, using all reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the abilities of the parties to consummate the transactions contemplated hereby.

                          SECTION 5.21 Termination of Invemed Agreement.
Effective as of the Effective Time, AFG shall cause the Agreement to Render Services, dated March 30, 1993, between AFG and Invemed to be terminated at a cost to AFG not exceeding a pro rata portion (based on the number of days elapsed in the quarter) of the fee payable to Invemed for the quarter in which the termination occurs.

                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

                          SECTION 6.1 Conditions to All Parties' Obligations.
The respective obligations of KeyCorp, KeySub and AFG to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

                          (a) The Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of AFG; KeyCorp as the sole shareholder of KeySub hereby approving this Agreement and the Merger in accordance with applicable law.

                          (b) All required approvals and authorizations of, filings and registrations with, consents or waivers of, and notifications to, all regulatory authorities required for the consummation of the transactions contemplated hereby shall have been obtained or made, including, without limitation, all approvals by the Federal Reserve Board and the approval of the Arizona Superintendent of Banks, and shall be in full force and effect and all applicable statutory waiting periods shall have expired; provided, however, that no approval, consent or waiver in this Section 6.1(b) shall be deemed to have been received if it shall contain or be subject to any restriction or condition which, in the judgment of KeyCorp, is unreasonably burdensome.

                          (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement.

                          (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal the consummation of the Merger or any other transaction contemplated by this Agreement.

                          (e) The Registration Statements shall have become effective and no stop order suspending the effectiveness of either Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                          (f) KeyCorp and KeySub shall have received the opinion of Thompson, Hine and Flory and AFG shall have received the opinion of Morgan, Lewis & Bockius, each dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (i) in the case of the opinion of Thompson, Hine and Flory, no gain, or loss will be recognized by KeyCorp or KeySub as a result of the Merger; and (ii) in the case of the opinion of Morgan, Lewis & Bockius, (A) no gain, income or loss will be recognized by AFG as a result of the Merger; and (B) no gain or loss will be recognized by the holders of AFG who exchange their shares of AFG Common Stock for shares of KeyCorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in KeyCorp Common Stock). In rendering such opinions, Morgan, Lewis & Bockius and Thompson, Hine and Flory may require and rely upon representations contained in certificates of officers of KeyCorp, KeySub, AFG and others.

                          (g) No litigation or proceeding shall be pending against KeyCorp or AFG or any of their respective subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

                          (h) The Distribution shall have become effective in accordance with the Patlex Spinoff Agreement.

                          (i) The shares of KeyCorp Common Stock issuable to AFG's shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

                          SECTION 6.2 Conditions to Obligations of KeyCorp and
KeySub. The obligations of KeyCorp and KeySub to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                          (a) KeyCorp and its directors and officers who sign the Merger Registration Statement shall have received from AFG's independent certified public accountants comfort letters, dated (i) the date of the mailing of the Proxy Statement/Prospectus to AFG's shareholders and (ii) shortly prior to the Effective Time, with respect to certain financial information regarding AFG. KeyCorp shall identify the procedures to be followed and the form of the comfort letter, which procedures and form shall be reasonable under the circumstances.

                          (b)(i) Each of the representations and warranties of AFG contained in this Agreement and the Option Agreement shall have been true, in all material respects, on and as of the date of this Agreement and on and as of the Shareholder/Regulatory Approval Date; provided, however, that no adverse effect on the consolidated net income of AFG for any period beginning on or after the date hereof arising solely as a result of compliance by AFG with its covenant set forth in this Agreement to the effect that neither AFG nor any AFG Subsidiary shall enter into any Securitization Transaction after the date hereof, shall be deemed to make any representation concerning AFG not true in any material respect for purposes of this
         Section 6.2(b) or otherwise in this Agreement;

                          (ii) There shall not have occurred at any time after the date of this Agreement and before the Closing Date any substantial disruption of the ability of AFG and the AFG Subsidiaries (other than Patlex), taken as a whole, to conduct any significant portion of their business in the ordinary course and in accordance with their past practices that has a duration of two weeks or more and results in a material adverse change to the business, property, financial condition, results of operations, or prospects of AFG and the AFG Subsidiaries, taken as a whole (without regard to how or by whom or what such disruption is caused);

                          (iii) the average of the ratios of (A) delinquent AFG Loans (those that are more than 30 days overdue), to (B) the outstanding principal balance of AFG Loans, as of the end of each of the last three months for which such data is available prior to the Closing Date shall not exceed 2.25%;

                          (iv) the average of the ratios of (A) net charge-offs for AFG Loans during the month, to (B) the outstanding principal balance of AFG Loans as of the end of the month, for each of the last three months for which such data is available prior to the Closing Date shall not exceed 8.5%;

                          (v) the total volume of AFG Loans made or purchased by AFG or any AFG Subsidiary (excluding bulk purchases from financial institutions) during the last three-month period for which such data is available prior to the Closing Date shall not be less than $40,000,000;

                          (vi) no claims, litigation, or proceedings shall be pending or, to the best of AFG's knowledge, threatened against AFG or any of the AFG Subsidiaries that are not disclosed in Schedule 3.11, and there shall exist no liabilities of AFG or any AFG Subsidiary, whether absolute, accrued, contingent or otherwise, of a type required to be disclosed, reflected, or reserved for under generally accepted accounting principles that are incurred prior to the Effective Time but were not disclosed in Schedule
         3.8 or in any of the AFG Reports filed by AFG prior to the date of this Agreement (other than liabilities, normal in nature and amount, incurred by AFG or any AFG Subsidiary in the ordinary course of business since December 31, 1994), that in the reasonable judgment of KeyCorp are, in the aggregate, likely to result in expenses or liabilities (including in any case attorneys' fees and other costs of litigation) in excess of $20,000,000, on a before-tax basis. Notwithstanding any other provision of this Agreement, KeyCorp shall have the right to terminate this Agreement or refuse to consummate the Closing due to the nonfulfillment of this subsection (vi), only if KeyCorp provides AFG with written notice (the "KeyCorp Notice") before 5:00 p.m. (Cleveland time) on the date ten business days prior to the scheduled date of the Closing. The KeyCorp Notice shall specifically state the following: that it is pursuant to this subsection (vi), each of the claims, litigation, expenses or liabilities and the amount of the expense or liability that KeyCorp has determined in its reasonable judgment are likely to result, in each case and on an aggregate basis, therefrom and the basis for KeyCorp's reasonable judgment. If AFG receives the KeyCorp Notice, AFG shall have the right (the "AFG Right") to have this subsection (vi) not be a closing condition if AFG provides KeyCorp with written notice of its exercise of the AFG Right (the "AFG Notice") during the period beginning on the first business day after receipt by AFG of the KeyCorp Notice and ending at 5:00 p.m. (Cleveland time) on the fourth business day after receipt by AFG of the KeyCorp Notice, pursuant to which AFG agrees that a portion of the Merger Consideration shall be withheld and deposited with an escrow agent for disbursement in accordance with the Escrow Agreement attached hereto as
         Exhibit I. In case of any such escrow, (A) the number of shares of KeyCorp Common Stock to be deposited with the escrow agent shall be sufficient, in the reasonable judgment of KeyCorp, to cover the excess of the amount of such expenses or liabilities over $20,000,000 and
         (B) the Exchange Ratio shall be reduced so as to correspond to the number of shares of KeyCorp Common Stock otherwise to be issued under the Agreement less the number of shares of KeyCorp Common Stock deposited with the escrow agent;

                          (vii) no default by AFG or any AFG Subsidiary of the GECC Agreement, or event which with the passage of time or the giving of notice would constitute a default, shall have occurred;

                          (viii) AFG shall have performed, in all material respects, each of its covenants required to be performed by it at or prior to the Closing Date; and

                          (ix) KeyCorp shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of AFG
         (A) on the Shareholder/Regulatory Approval Date to the effect of
         Section 6.2(b)(i), and (B) on the Closing Date to the effects set forth in Section 6.2(b)(ii) through 6.2(b)(viii) above.

                          (c) KeyCorp shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated thereby.

                          (d) AFG and each AFG Subsidiary shall have obtained any and all consents or waivers from other parties to loan agreements, Securitization Transactions (including, without limitation, any consents or approvals of rating agencies or other entities or parties as to AFG or any affiliate of AFG required by any documentation relating to any Securitization Transaction) or other contracts required for the consummation of the Merger, and AFG and each AFG Subsidiary shall have obtained any and all permits, authorizations, consents, waivers, and approvals required for the lawful consummation of the Merger.

                          (e) Each person who may be deemed by KeyCorp to be an Affiliate of AFG shall have delivered, prior to the mailing of the Proxy Statement/Prospectus to AFG's shareholders, an Affiliate Agreement substantially in the form of Exhibit G attached hereto, and all such Affiliate Agreements shall be in full force and effect on the Closing Date.

                          (f) The Employment Agreements as defined in
         Section 4.4, shall be in full force and effect, each of A. E. Steinhaus and Blair T. Nance shall be capable of performing their duties thereunder, and neither of them shall have died, become disabled or in any other manner been the subject of any termination of employment pursuant to any provision of their respective Employment Agreements.

                          (g) All Warrants granted by AFG or any AFG Subsidiary shall have been exercised prior to the Effective Time.

                          (h) Neither AFG, any AFG Subsidiary, nor any affiliate of either of them shall have entered into any Securitization Transaction except as expressly permitted under Section 2.2(a).

                          (i) GECC shall have given its consent, as required under the GECC Agreement, to this Agreement and the Merger without making its consent conditional upon any payment to it.

                          (j) In the event that the Closing Date is after August 24, 1995, KeyCorp shall have received an opinion (at least as strong as the most stringent standard set forth in Treasury Regulation Section 1.6662-4(d)(2)) of Morgan, Lewis & Bockius, dated as of the date of the Distribution, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the time of the Distribution and a reasonable assessment of existing authorities, the Distribution will be treated for federal income tax purposes as a tax-free spinoff within the meaning of Section 355 of the Code and that, accordingly, no gain, income or loss will be recognized by AFG as a result of the Distribution.

                          (k) The letter agreement, dated November 28, 1990, between AFG and Quantum Fund N.V. ("Quantum"), providing for the right of Quantum to designate up to two members of the AFG Board of Directors shall have been terminated effective as of the Closing Date.

                          SECTION 6.3 Conditions to the Obligations of AFG. The
obligation of AFG to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

                          (a) Each of the representations, warranties and covenants of KeyCorp and KeySub contained in this Agreement and the Option Agreement shall, in all material respects, be true on the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); KeyCorp and KeySub each shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement required to be performed by it at or prior to the Closing Date; and AFG shall have received certificates signed by a duly authorized officer of KeyCorp and of KeySub, respectively, dated the Closing Date, to the foregoing effect.

                          (b) The Board of Directors of AFG shall have received a letter, in form and substance satisfactory to AFG, dated the date on which the Proxy Statement/Prospectus is first mailed to holders of AFG Common Stock, pursuant to which CS First Boston Corporation shall express its opinion that the consideration to be received by AFG's shareholders, other than KeyCorp, in the Merger and the Distribution, taken as a whole, is fair to such shareholders from a financial point of view.

                                   ARTICLE VII
                                   TERMINATION

                          SECTION 7.1 Termination. This Agreement may be
terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the shareholders of AFG in accordance with Section 5.10 or:

                          (a) by the mutual written consent of KeyCorp and AFG, if the Board of Directors (or, in the case of KeyCorp, the Executive Committee of the Board of Directors) of each so determines;

                          (b) by KeyCorp or AFG, if its Board of Directors (or, in the case of KeyCorp, the Executive Committee of the Board of Directors) so determines, in the event of a material breach by the other party hereto of any (i) representation or warranty contained herein (or, in the case of AFG, in the Option Agreement), if the nonbreaching party in good faith determines that it might not have entered into this Agreement, or that the Merger Consideration might have been different, if the nonbreaching party had known of the breach prior to execution of this Agreement, or (ii) covenant or agreement contained herein (or, in the case of AFG, in the Option Agreement) which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party;

                          (c) by KeyCorp or AFG by written notice to the other party if either (i) any approval, consent or waiver of a governmental authority required to permit the consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                          (d) by KeyCorp or AFG, if its Board of Directors (or, in the case of KeyCorp, the Executive Committee of the Board of Directors) so determines, in the event that the Merger is not consummated by December 31, 1995 unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

                          (e) by the Board of Directors of AFG if any of the conditions specified in Section 6.3 hereof have not been met by KeyCorp or waived by AFG at such time as such condition is no longer capable of being satisfied;

                          (f) by the Board of Directors (or the Executive Committee thereof) of KeyCorp if any of the conditions specified in
         Section 6.2 hereof have not been met by AFG or waived by KeyCorp at such time as such condition is no longer capable of being satisfied; or

                          (g) by the Board of Directors (or the Executive Committee thereof) of KeyCorp simultaneously with or at any time after the occurrence of a "Repurchase Event" (as defined in the Option Agreement).

                          SECTION 7.2 Effect of Termination. In the event of
the termination of this Agreement by either KeyCorp or AFG, as provided in
Section 7.1, this Agreement (except this Section, the confidentiality obligations of Section 5.3, Sections 7.3, and 9.7) shall thereafter become void, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that in the event of a breach of any representation, warranty, covenant, or agreement set forth in this Agreement, liability for such breach shall survive the termination of this Agreement and, if the terminating party is not also in material breach of this Agreement, then, notwithstanding Section 9.7 hereof, the breaching party shall pay, within 20 days of such termination, all out-of-pocket costs and expenses, including without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by the nonbreaching party in connection with their entering into this Agreement and their carrying out of any and all acts contemplated hereunder.

                          SECTION 7.3 Termination Fee. If this Agreement is
terminated for any reason within one year after a "Purchase Event" occurs under the Option Agreement (other than the termination of this Agreement by AFG for a material breach by KeyCorp of any representation, warranty, covenant, or agreement set forth in this Agreement and such material breach continued for 30 days after written notice to KeyCorp), AFG will, within 10 days following written demand made by KeyCorp, pay to KeyCorp, in immediately available funds, $1,500,000. The rights of KeyCorp under this Section 7.3 are in addition to and independent of its rights under any other provision of this Agreement and under the Option Agreement and shall survive any termination of this Agreement; provided, however, that any payment required under this Section 7.3 shall be reduced by the amount of any payment required to be made under Section 7.2.

                                  ARTICLE VIII
                              ENVIRONMENTAL MATTERS

                          SECTION 8.1 Environmental Representations and
Warranties of AFG.

                          (a) "Properties" as used in this Article VIII shall include all real property presently owned, operated or leased by AFG and each AFG Subsidiary, including those that are, or should have been, listed in Schedule 3.16 as provided in Section 3.16 of this Agreement.

                          (b) AFG and each AFG Subsidiary has obtained any and all material permits, licenses and other authorizations which are required with respect to the operation of their respective businesses and all Properties under any Environmental Laws (as hereinafter defined) (such permits, licenses and authorizations being hereinafter referred to as "Environmental Permits") including all federal, state and local laws relating to pollution or protection of the environment such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals, electro-magnetic field radiation, or materials regulated by Environmental Laws ("Regulated Material") including, but not limited to, ambient air, surface water, ground water, land surface or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of Regulated Material (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notice and demand letters issued, entered, promulgated or approved thereunder with respect to AFG or any AFG Subsidiary being herein referred to as "Environmental Laws"). AFG and each AFG Subsidiary is in compliance with all terms and conditions of all Environmental Permits required under the Environmental Laws, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, orders, agreements, schedules and timetables contained in the Environmental Laws, except where the failure to be in such compliance would not have a Material Adverse Effect on AFG and the AFG Subsidiaries taken as a whole. AFG will request from each owner and previous owner of any Properties or any business currently leased by AFG or any AFG Subsidiary who owns or has owned the Property within the five years preceding the date of this Agreement copies of all notices alleging noncompliance with any Environmental Law. To the extent that AFG has not to date received responses from any such owner or previous owner, it will continue to seek such information.

                          (c) There is no civil, criminal or administrative action, demand, claim, investigation or proceeding pending or, to the best knowledge of AFG, threatened against AFG or any AFG Subsidiary with regard to any Properties including, without limitation, any notices or demand letters or requests for information from any federal or state environmental agency, under or relating in any way to the Environmental Laws.

                          (d) With regard to any of the Properties, there are no past, present or to the best knowledge of AFG, anticipated future events, conditions, circumstances, or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws in any

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         material respect, or which may give rise to any material common law or other legal liability, or which otherwise may form the basis of any material claim, action, demand, proceeding, notice of violation or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any Regulated Material. Without in any way limiting the foregoing, to the best knowledge of AFG, no release, emission or discharge into the environment of any Regulated Material which would give rise to material liability under any Environmental Laws has occurred, is currently occurring at any Properties and, to the best knowledge of AFG, there is no spill, deposit, or discharge of any such Regulated Material at, on, into, under or having originated from any of the Properties. To the best knowledge of AFG, none of the Properties includes any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls that is now or ever has been leaking; any asbestos that is or reasonably may be anticipated to become in a condition which reasonably may threaten the health and/or safety of a person exposed to the asbestos; any type of underground storage tank; and

                          (e) AFG has delivered or will deliver to KeyCorp true, complete and correct copies of results of any nonprivileged reports, studies, audits, assessments, analyses, tests or monitoring known to, in the possession of, or initiated by AFG, any AFG Subsidiary or each owner and previous owner of any of the Properties pertaining to the existence of Hazardous Substances and other environmental concerns relating to any of the Properties, or concerning compliance with or liability under the Environmental Laws.

                          SECTION 8.2 Environmental Occurrence Notification and
Response. In the event that AFG either receives notice from any governmental entity, or any owner or other tenant of any of the Properties, or it or any of its managers or management personnel responsible for environmental matters has actual knowledge at any time after the date of this Agreement and prior to the Closing Date that any representation of AFG set forth in Section 8.1 may not be fully accurate (an "Environmental Action Item"), AFG shall provide KeyCorp with notice setting forth the details thereof as soon as is reasonably practicable, but in no event later than the earlier of three (3) days after becoming aware of such Environmental Action Item or at the Closing Date, and shall cooperate in all reasonable respects with KeyCorp in investigating and remediating, if necessary, at AFG's expense, any such situation.

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                                   ARTICLE IX
                                  OTHER MATTERS

                          SECTION 9.1 Certain Definitions; Interpretation. As
used in this Agreement, the following terms shall have the meanings indicated:

                          "Material Adverse Effect," shall mean, when used with respect to any person, a material adverse effect on the consolidated business, operations, results of operations or financial condition of such person, other than any such effect attributable to or resulting directly or indirectly from changes in the general level of interest rates or general economic conditions.

                          "person" includes an individual, corporation, partnership, association, trust or unincorporated organization or government or any agency or political subdivision thereof.

                          When a reference is made in this Agreement to Sections
or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

                          SECTION 9.2 Knowledge. As used in this Agreement the
phrase "to the best of AFG's knowledge" or any similar phrase shall mean the knowledge of A. E. Steinhaus, President and Chief Executive Officer, and Blair
T. Nance, Chief Financial Officer, or any one or both of them, based upon actual knowledge or constructive knowledge that should have been known based upon reasonable investigation by them, consistent with their positions and responsibilities, of AFG and each AFG Subsidiary and its and their respective business, assets, liabilities, operations and prospects.

                          SECTION 9.3 Survival. Only those agreements and
covenants of the parties that are expressly made applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in Sections 5.3 (but only to the extent of the confidentiality obligations set forth in such Section), 7.2, 7.3 and 9.7 shall survive such termination.

                          SECTION 9.4 Waiver and Amendment. (a) Prior to the
Effective Time, by written notice to any other party hereto,

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



any party hereto may (i) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement;
(ii) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants to be performed by such other party contained in this Agreement; or (iv) waive performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                          (b) This Agreement may be amended or supplemented by
the parties hereto, by action taken by or on behalf of their respective Boards of Directors or, for KeyCorp, the Executive Committee at any time before or after approval and adoption of this Agreement by the shareholders of AFG; provided, however, that any such amendment or supplement to this Agreement made subsequent to the approval and adoption of this Agreement by the shareholders of AFG shall not (i) alter the amount of change the form of the Merger Consideration, or (ii) alter or change any of the terms of this Agreement if such alteration or change would adversely affect the holders of AFG Common Stock. The parties hereto shall make such technical changes to this Agreement, not inconsistent with the purpose hereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or of the Option Agreement or to effect or facilitate any filing of recording required for the consummation of any of the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                          SECTION 9.5 Counterparts. This Agreement may be
executed in two or more counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

                          SECTION 9.6 Governing Law. This Agreement shall be
governed by, and interpreted in accordance with, the laws of the State of Ohio.

                          SECTION 9.7 Expenses. Each party hereto will bear all
expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except printing expenses which shall be shared equally.

                          SECTION 9.8 Notices. All notices, requests,
acknowledgements and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given

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when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

                          (a)  If to AFG, to:

                          AutoFinance Group, Inc.
                          601 Oakmont Lane
                          Westmont, Illinois  60559-5549
                          Telecopy:  (708) 655-0410
                          Attention:  Blair T. Nance

                          with a copy to:

                          Morgan, Lewis & Bockius
                          2000 One Logan Square
                          Philadelphia, Pennsylvania  19103-6993
                          Telecopy:  (215) 963-5299
                          Attention:  Stephen M. Goodman, Esq.

                          (b)  If to KeyCorp or KeySub:

                          KeyCorp
                          Society Tower
                          127 Public Square
                          Cleveland, Ohio  44114
                          Telecopy:  (216) 689-3610
                          Attention:  Andrew R. Tyson

                          with copies to:

                          KeyCorp Legal Department
                          Society Tower
                          127 Public Square
                          Cleveland, Ohio  44114
                          Telecopy:  (216) 689-4121
                          Attention:  Daniel Stolzer, Esq.

                          and

                          Thompson, Hine and Flory
                          1100 National City Bank Building
                          Cleveland, Ohio  44114
                          Telecopy:  (216) 566-5583
                          Attention:  Thomas C. Stevens, Esq.

                          SECTION 9.9 Entire Agreement; Etc. This Agreement,
together with the Option Agreement, and the Voting Agreements represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Section 5.6, nothing in this Agreement is intended to confer upon

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



any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                          SECTION 9.10 Assignment. This Agreement may not be
assigned by any party hereto without the written consent of the other parties.

                          IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                       KEYCORP

                                       By:       /s/  Roger Noall
                                          ---------------------------
                                       Title: Senior Executive Vice President
                                              and Chief Administrative Officer

                                       By:     /s/ Andrew R. Tyson
                                          ---------------------------
                                       Title: Senior Vice President

                                       KEYCORP FINANCE INC.

                                       By:       /s/  Roger Noall
                                          ---------------------------
                                       Title: Executive Vice President

                                       By:     /s/     Scott Shope
                                          ---------------------------
                                       Title: Chief Financial Officer

                                       AUTOFINANCE GROUP, INC.

                                       By:   /s/  A.E. Steinhaus
                                          ---------------------------
                                       Title: President and Chief Executive
                                              Officer

                                       By:   /s/  Blair N. Nance
                                          ---------------------------
                                       Title: Chief Financial Officer,
                                              Treasurer and Secretary